Filed Pursuant to Rule 424(b)(3)
File Number 333-160343

PROSPECTUS SUPPLEMENT NO. 4
to Prospectus dated October 20, 2009
(Registration No. 333-160343)

ZST DIGITAL NETWORKS, INC.

This Prospectus Supplement No. 4 supplements our Prospectus dated October 20, 2009 (the “Prospectus”), Prospectus Supplement No. 1 dated November 20, 2009, Prospectus Supplement No. 2 dated April 6, 2010 and Prospectus Supplement No. 3 dated May 19, 2010 (together the “Prospectus Supplements”). The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 4 together with the Prospectus and Prospectus Supplements.

This Prospectus Supplement No. 4 includes the attached reports, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”):

•	Quarterly Report on Form 10-Q filed with the SEC on August 10, 2010;

•	Amendment No. 3 to Annual Report on Form 10-K/A filed with the SEC on August 20, 2010;

•	Amendment No. 1 to Quarterly Report on Form 10-Q/A filed with the SEC on August 20, 2010; and

•	Current Report on Form 8-K filed with the SEC on August 25, 2010.

Our common stock is traded on the NASDAQ Global Market under the symbol “ZSTN.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 4 is August 26, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended June 30, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

Commission File No. 000-52934

ZST DIGITAL NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-8057756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

206 Tongbo Street, Boyaxicheng Second Floor
Zhengzhou City, Henan Province
People’s Republic of China 450007
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

(86) 371-6771-6850
(COMPANY’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒  No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes  ☐  No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares outstanding of the registrant’s common stock, par value $0.0001 per share, was 11,650,442 as of August 9, 2010.

ZST DIGITAL NETWORKS, INC.

FORM 10-Q

For the Quarterly Period Ended June 30, 2010

PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited consolidated financial statements reflect all adjustments that, in the opinion of management, are considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited financial statements of ZST Digital Networks, Inc. as contained in its Annual Report on Form 10-K/A for the year ended December 31, 2009 filed with the Securities and Exchange Commission on May 18, 2010.

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	December 31,	June 30,
	2009	2010
	(Restated)	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$13,627,992	$15,781,269
Accounts receivable	24,885,497	28,944,450
Inventories	1,245,803	502,051
Advance to suppliers	7,399,141	8,847,600
Prepaid expenses	1,064,499	1,039,356

Total current assets	48,222,932	55,114,726

Property, machinery, equipment and software, net	875,806	2,347,573
Intangible asset	171,122	153,358
Prepaid expenses – long term	858,609	312,696

Total assets	$50,128,469	$57,928,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$700,940	$2,650
Advance from customers	376,586	1,070,466
Accruals and other payables	295,410	138,953
Accrued payroll and related expense	66,370	98,845
VAT payable	198,828	535,947
Franchise tax payable	162,100	-
Income tax payable	547,917	827,985
Total current liabilities	2,348,151	2,674,846

Equity :
Common stock $0.0001 par value, 100,000,000 shares authorized, 11,650,442 and 11,650,442 shares issued and outstanding	1,165	1,165
Additional paid-in capital	30,677,932	30,677,932
Appropriated earnings	3,328,345	3,328,345
Retained earnings	13,752,791	20,926,558
Translation adjustment	20,085	319,507
Total equity	47,780,318	55,253,507

Total liabilities and equity	$50,128,469	$57,928,353

See accompanying notes to financial statements

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR SIX MONTHS ENDED JUNE 30, 2009 AND 2010
(In US Dollars)

	Six Months Ended June 30,		Three Months Ended June 30,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues:
Sales of products	$41,439,540	$47,993,924	$23,678,912	$31,566,021
Sales of services	-	2,100,497	-	1,480,122
Total revenue	41,439,540	50,094,421	23,678,912	33,046,143

Cost of sales:
Cost of products sold	34,950,607	37,581,909	20,106,328	24,757,120
Cost of service	-	91,640	-	42,143
Cost of sales	34,950,607	37,673,549	20,106,328	24,799,263

Gross profit	6,488,933	12,420,872	3,572,584	8,246,880

Selling expense	69,243	376,279	50,671	108,974
Research and development expenses	-	330,891	-	95,367
General and administrative expenses	477,238	1,565,765	121,459	835,155
Merger cost	566,654	-	-	-

Income from operations	5,375,798	10,147,937	3,400,454	7,207,384

Interest income (expense), net	(72,514)	32,222	8,867	30,607
Other income (expense)	(7,680)	2,401	(10,684)	2,401

Income before income taxes	5,295,604	10,182,560	3,398,637	7,240,392

Income tax provision	1,487,315	3,008,793	836,706	2,036,280

Net income	$3,808,289	$7,173,767	$2,561,931	$5,204,112

Weighted average common shares outstanding – basic	7,954,507	11,650,442	8,264,003	11,650,442

Earnings per share – basic	0.48	0.62	0.31	0.45

Weighted average common shares outstanding – diluted	8,116,641	11,650,442	8,434,621	11,650,442

Earnings per shares – diluted	0.47	0.62	0.30	0.45

Comprehensive income:
Net income	3,808,289	7,173,767	2,561,931	5,204,112
Translation adjustment	(638,658)	299,422	(215,994)	249,390

Comprehensive income	$3,169,631	$7,473,189	$2,345,937	$5,453,502

See accompanying notes to financial statements.

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Six Months Ended June 30,
	2009	2010
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income	$3,808,289	$7,173,767
Adjustments to reconcile net income to net cash provided by (used in) operating activities:	-	-
Depreciation and amortization	9,687	232,806
Share-based compensation	-	85,721
Imputed interest	31,413	-
Changes in operating assets and liabilities:	-	-
Accounts receivable	(12,442,523)	(4,033,881)
Inventory	185,069	738,848
Advance to suppliers	1,380,359	(1,439,433)
Prepayments and other assets	(64,246)	475,485
Accounts payable	5,595,654	(702,869)
Accruals and other payable	55,380	52,644
Advance from customers	-	698,373
Taxes payable	480,931	281,860
Net cash provided by(used in) operating activities	(959,987)	3,563,321

Cash flows from investing activities:
Additions to fixed assets	(782,334)	(1,664,612)
Additions to intangible assets	(191,330)	-
Net cash used in investing activities	(973,664)	(1,664,612)

Cash flows from financing activities:
Repayments for short term bank loans	(1,725,038)	-
Net proceeds from sale of preferred stock	3,533,955	-
Net cash received from financing activities	1,808,917	-

Effect of changes in foreign exchange rates	218,161	254,568

Net increase in cash and cash equivalents	93,427	2,153,277

Cash and cash equivalents, beginning of the year	1,134,954	13,627,992

Cash and cash equivalents, end of the period	$1,228,381	$15,781,269

Supplemental disclosures of cash flow information:
Cash paid for interest	$84,894	$-
Cash paid for income taxes	1,094,566	2,734,435

See accompanying notes to financial statements

NOTE 1 – ORGANIZATION AND BUSINESS BACKGROUND

SRKP 18, Inc. was incorporated in the State of Delaware on December 7, 2006.  SRKP 18, Inc. was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

Zhengzhou Shengyang Technology Co., Ltd. (thereafter “ZST PRC”) was established on May 20, 1996 as a private domestic corporation located in Zhengzhou City, Henan Province, PRC with an authorized capital of RMB1.5 million. On April 8, 1999, ZST PRC increased its authorized capital from RMB1.5 million to RMB8 million.  ZST PRC gradually increased its authorized capital and invested capital to meet its operating requirement of fund.  All foreign investments made to Zhengzhou City enterprises required the approval of Zhengzhou City Bureau of Commerce.  The approval method utilized by ZST PRC to transfer proceeds from the financing was to increase its registered capital.  Therefore, as of June 30, 2010, the authorized capital and invested capital of ZST PRC were RMB260 million and RMB147.8 million, respectively.

ZST PRC has been principally engaged in supplying digital and optical network equipment to cable system operators in the Henan Province of China and derived its revenue from sales of broadcasting equipment, hi-tech optical transmission devices, and telecommunication products.  It has developed a line of Internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  At present, ZST PRC’s main clients are broadcasting TV bureaus and cable network operators serving various cities and counties in Henan Province.  In the near future, ZST PRC plans to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in Henan Province of China.

Pursuant to PRC rules and regulations relating to mergers of PRC companies with foreign entities, an offshore company controlled by PRC citizens that intends to merge with a PRC company will be subject to strict examination by the relevant PRC foreign exchange and security authorities.  To enable ZST PRC to go public, ZST management made the following restructuring arrangements: (i) established Everfair Technologies Limited (“Everfair”) as a Hong Kong holding company owned by a non-PRC citizen and indirectly controlled the operations of Everfair, (ii) had Everfair enter into an equity transfer agreement with ZST PRC by paying RMB12 million to ZST Management, (iii) established World Orient Universal Limited (“World Orient”) as a BVI holding company owned by a non PRC-citizen, (iv) had World Orient and its wholly owned subsidiary Global Asia Universal Limited (“Global Asia”), its subsidiary Everfair, and its subsidiary ZST PRC enter into a share exchange agreement with ZST Digital, (v) concurrently conducted a private investment in a public entity (“PIPE”) financing, and (vi) used proceeds from the PIPE transaction to pay RMB12 million to ZST Management pursuant to an ownership transfer agreement.

World Orient was incorporated in British Virgin Islands (“BVI”) on August 12, 2008.  At December 31, 2008, World Orient had 50,000 capital shares authorized with $1.00 par value and 50,000 shares issued and outstanding.  In November 2008, World Orient acquired 100% ownership of Global Asia.

Global Asia was incorporated in BVI on August 12, 2008. At December 31, 2008, Global Asia had 50,000 capital shares authorized with $1.00 par value and 50,000 shares issued and outstanding.  In October 2008, Global Asia acquired 100% ownership of Everfair.

Everfair is a holding company incorporated in November 26, 2007 in Hong Kong, PRC with the original sole shareholder Kuk Kok Sun. At December 31, 2008, Everfair had 10,000 capital shares authorized with HKD1.00 par value and 10,000 shares issued and outstanding. Pursuant to a share transfer agreement, Global Asia paid Kuk Kok Sun HKD 10,000 for the ownership transfer.

In October 2008, Everfair entered an equity transfer agreement with the original owners of ZST PRC. Pursuant to the equity transfer agreement, Everfair agreed to pay the original owners RMB12 million for the equity transfer within three months of the approval from competent government agency. After this equity transfer, ZST PRC became a foreign investment company with the operating life of 30 years since the approval of its establishment on November 10, 2008.

On January 9, 2009, SRKP 18, Inc. closed a share exchange transaction (the “Share Exchange”) pursuant to which SRKP 18, Inc. (i) issued 806,408 shares of its common stock to acquire 100% equity ownership of World Orient, which is the 100% parent of Global Asia, which is the 100% parent of Everfair, which is the 100% parent of ZST PRC, (ii) assumed the operations of World Orient and its subsidiaries, and (iii) changed its name from SRKP 18, Inc. to ZST Digital Networks, Inc. In connection with the Share Exchange transaction, a PIPE transaction to raise $5 million was also under implementation between an investment bank and ZST Digial Networks, Inc. by which ZST Digital Networks, Inc. will be able to make payment of RMB12 million to the original owners of ZST PRC.

Subsequent to the closing of the Share Exchange, on January 14, 2009, Zhong Bo, Chief Executive Officer and Chairman of the Board of ZST Digital, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the "ZST Management"), each entered into a Common Stock Purchase Agreement pursuant to which ZST Digital issued and the ZST Management agreed to purchase an aggregate of 5,090,315 shares of our common stock at a per share purchase price of $0.6907 (the "Purchase Right") and obtained control of ZST Digital.  The purchase consideration for the 5,090,315 shares would come from the proceeds raised through the PIPE transaction and the conversion of shareholder loans lent to ZST PRC.

Upon consummation of the Share Exchange and the ownership transfer transactions, ZST Management owned a majority of the issued and outstanding shares of common stock of ZST Digital Networks, Inc. and Mr. Zhong Bo was appointed as Chairman of the Board and Chief Executive Officer of ZST Digital.  Thereafter, ZST Digital and its subsidiaries, World Orient, Global Asia, Everfair, and ZST PRC shall be collectively referred throughout as the “Company”.

For accounting purposes, this above Share Exchange transaction was being accounted for as a reverse merger. The Share Exchange transaction has been treated as a recapitalization of World Orient and its subsidiaries, with ZST Digital (the legal acquirer of World Orient and its subsidiaries including ZST PRC) considered the accounting acquiree and ZST PRC, the only operating company, and whose management took control of ZST Digital (the legal acquiree of ZST Digital) is considered the accounting acquirer.  The Company did not recognize goodwill or any intangible assets in connection with the Share Exchange transaction.  The financial statements of the Company are the continued financial statements of World Orient and its subsidiaries.

On October 6, 2009, the Company effected a 1-for-2.461538462 reverse stock split of the Company’s issued and outstanding shares of common stock (the “Reverse Stock Split”).  The par value and number of authorized shares of the common stock remained unchanged.  All references to number of shares and per share amounts included in these consolidated financial statements and the accompanying notes have been adjusted to reflect the reverse stock split retroactively.

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the six-month period ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

Principles of Consolidation

The financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated. All of the consolidated financial statements have been prepared based on generally accepted accounting principles in the United States.

Foreign Currency Translations and Transactions

The Renminbi (“RMB”), the national currency of PRC, is the primary currency of the economic environment in which the operations of the subsidiary ZST PRC are conducted. Hong Kong dollar is the primary currency of the economic environment in which the operations of Everfair are conducted. The Company uses the United States dollars (“U.S. dollars”) for financial reporting purposes.

The Company translates the above two subsidiaries’ assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the statement of income is translated at average rate during the reporting period. Adjustments resulting from the translation of subsidiaries’ financial statements from the functional currency into U.S. dollars are recorded in shareholders’ equity as part of accumulated comprehensive income (loss) – translation adjustments. Gains or losses resulting from transactions in currencies other than the functional currency are reflected in the statements of income for the reporting periods.

Revenue Recognition

The Company derives revenues principally from sale of products related to Cable TV program distribution related system which include digital Cable TV network equipments and IPTV Set-top Boxes; sale of GPS devices; provision of GPS devices installation service and GPS subscription service.

Revenue is recognized when the risk and rewards are transferred, delivery has occurred or the services have been rendered, persuasive evidence of any arrangement exists, the price to the buyer is fixed or determinable and collectability is reasonably assured. These criteria as they apply to standalone sale of digital Cable TV network equipments, IPTV Set-top Boxes, and GPS devices, and the sale of GPS devices with installation service, and provision of technical services are as follows:

Sales of Digital Cable TV Network Equipments and GPS Devices

The Company recognizes revenues from the sale of digital Cable TV network equipments and GPS devices when the price of products to be sold are predetermined, the risk and rewards of ownership and title to the products have been transferred to the buyer, which coincides with delivery and acceptance of the products by the buyer. When certain equipment requires installment service, revenue is not recognized until customer acceptance has been obtained and/or the Company has no further significant obligations with customers.

Sales of IPTV Set-Top Boxes

The Company recognizes revenues from the sale of IPTV Set-top Boxes when the price of products to be sold are predetermined, the risk and rewards of ownership and title to the products have been transferred to the buyer, which coincides with delivery and acceptance of the products by the buyer.

Pursuant to the terms of the Company’s IPTV Set-top Boxes sales contracts, the Company has allowed its customers to hold back 10% of total contract price until the end of one year after delivery of products for warranty purpose. The Company recognizes the total contract amount as revenue based on the following reasons: i) the customer’s obligation to pay 10% of the total contract amount is not contingent on the resale of the product shipped; ii) the Company does not have significant obligation for future performance to directly bring about resale of the products shipped other than replacement of defective products due to hardware defects in materials and workmanship which, in turn, will be borne by the Company’s supplier; iii) the customer purchasing the products sold by the Company has economic substance apart from the products provided by the Company; and iv) the amount of future returns can be reasonably estimated based on the historical return experience whereas the Company does not have any historical return experience.

Revenue from selling all products is recognized netting of value added tax imposed by Chinese government.

Multiple Deliverable

In October 2009, the Company started to sell GPS devices in conjunction with subscription service and installation service. The Company generally recognizes revenue from the sale of GPS device hardware with the bundled software that is essential to the functionality of the GPS device when there are no continuing obligations upon the completion of installation. The Company sells the subscription services to customers with terms of the service contracts offered ranges from 12 to 24 months and are payable in full upon activation of the related unit or renewal of a previous service contract. The subscription services are deferred and recognized over the life of the service contract upon activation.

In instances where the Company sells a GPS device unit along with subscription service and/or installation service, the Company recognizes revenue related to the combined sale by allocating between the two or three deliverables using the relative selling price method determined by using the hierarchy of the following principles: i) vendor-specific objective evidence of fair value (“VSOE”), ii) third-party evidence of selling price (“TPE”), and iii) best estimate of the selling price (“ESP”). VSOE generally exists only when the Company sells the deliverable separately and it is the price actually charged by the Company.

Sales of Services

Revenue is recognized when services are rendered. The prepayments received for GPS subscription services are treated as deferred revenue which will be recognized over the terms of service contracts.

Warranty Liabilities

The Company has a return policy where the customers must make a request within 30 days of receipt to return the products when the products delivered have more than 40% defects or the products are not delivered on time. The Company determines that warranty costs related to products sold are minimal in monetary terms based on its historical return experience. In the event of defective product returns, the Company has the right to seek replacement of such returned units from its supplier. Based on the purchase agreement, the supplier will replace the defective product when the defects are caused by hardware defects in materials and workmanship during manufacturing process for a period of one year. Based on these facts, the Company records warranty cost as incurred.

Regarding warranty related to GPS devices, the Company has a policy that provides coverage on repairs of its GPS devices for a period of one year after date of purchase. In the event when a repair is needed, the customers will be responsible for the cost of the parts while the cost of labor will be covered by the Company. The Company estimates the costs to service its obligations based on historical experience and expectation of future conditions. The Company did not incur warranty costs for the six months ended June 30, 2010 and for the year ended December 31, 2009. Based on these facts, the Company records warranty cost as incurred.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at the historical carrying amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Provisions for doubtful accounts are charged to general and administrative expenses.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company has not provided a bad debt allowance as of June 30, 2010 and December 31, 2009.

Inventories

Inventories are composed of raw materials and products for sale. Inventories are valued at the lower of cost (based on weighted average method) and the market. Full amount provisions were made for obsolete inventories which are difficult to estimate future utilization. Once the inventory cost is written down, the written-down costs are treated as a new cost basis for the inventory, and are not adjusted back up to the previous cost basis in future periods. For inventories which will be used in ordinary course of production or sales, the net realizable value of the inventories is compared with their carrying value, if the net realizable value is lower than the carrying value, a provision for the difference between the net realizable value and the carrying value of the inventories was recognized. Net realizable value is determined based on the most recent selling price of these inventories less the estimated cost to sell.

Advertising Costs

The Company expenses advertising costs as incurred and are included in selling expenses.

Shipping and Handling Expense

Shipping and handling costs are expensed as incurred and are included in selling expenses.

Property, Machinery, Equipment and Software

Plant, properties, machinery, equipment and software are recorded at historical cost, net of accumulated depreciation. The amount of depreciation is determined using the straight-line method over the shorter of the estimated useful lives and the remaining contractual life related to leasehold improvements, as follows:

Machinery and equipment	5 years
Office equipment	5 years
Electronic equipment	5 years
Vehicles	5 years
Software	5 years

Maintenance and repairs are charged directly to expense as incurred, whereas betterment and renewals are generally capitalized in their respective property accounts. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized and reflected as an item before operating income (loss).

Intangible Asset

In later 2009, the Company purchased certain technical know-how related to GPS business for $190,136. The Company recorded the acquired know-how as intangible asset and amortized the acquisition cost over five years using the straight-line method.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses are offset against government subsidies received for supporting research and development efforts. Government subsidies in supporting research and development activities received and recognized during the six months ended June 31, 2009 and 2010 were $0 and $0, respectively.

Share-Based Payments

The Company receives employee services in exchange for equity securities of the Company that are based on the fair value of the Company’s equity securities. The Company uses a fair-value-based method to calculate and account for above mentioned transactions

Value Added Tax

ZST PRC is subject to value added tax (VAT) imposed by the PRC government on its domestic product sales. VAT rate for the Company is 17%. The input VAT can be offset against the output VAT. VAT payable or receivable balance presented on the Company’s balance sheets represents either the input VAT less than or larger than the output VAT. The debit balance represents a credit against future collection of output VAT instead of a receivable.

Fair Value of Financial Instruments

The standard for “Disclosures about Fair Value of Financial Instruments,” defines financial instruments and requires fair value disclosures of those financial instruments. The Company adopts the standard “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available. The three levels are defined as follow:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value.

Fair Value of Financial Instruments (Continued)

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period-ends.  Determining which category an asset or liability falls within the hierarchy requires significant judgment.  The Company evaluates the hierarchy disclosures each quarter.

Comprehensive Income (Loss)

The Company adopted FASB Accounting Standards Codification 220, Comprehensive Income, which establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements.  The Company has chosen to report comprehensive income (loss) in the statements of income and comprehensive income.  Comprehensive income (loss) is comprised of net income and all changes to stockholders’ equity except those due to investments by owners and distributions to owners.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ materially from those estimates.

Appropriations to Statutory Reserve

Under the corporate law and relevant regulations in China, ZST PRC is required to appropriate a portion of its retained earnings to statutory reserve.  It is required to appropriate 10% (the proportion is 15% before 2006) of its annual after-tax income each year to statutory reserve until the statutory reserve balance reaches 50% of the registered capital.  In general, the statutory reserve shall not be used for dividend distribution purpose.

Dividends and Retained Earnings

It is the intention of the Company to reinvest earnings of its overseas subsidiaries in the operations of those subsidiaries.  Accordingly, no provision has been made for U.S. income and foreign withholding taxes that would result if such earnings were repatriated.  These taxes are undeterminable at this time.  The amounts of earnings retained in ZST PRC were $15,466,577 at December 31, 2009 and $23,554,179 at June 30, 2010, respectively.

Income Taxes

The Company recognizes deferred tax liabilities and assets when accounts for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

World Orient and Global Asia are BVI registered companies.  There is no income tax for the company domiciled in the BVI.  Accordingly, the Company’s financial statements do not present any income tax provision related to the British Virgin Islands tax jurisdiction.  Everfair is established in Hong Kong and subject to Hong Kong tax laws.  However, there are no Hong Kong based income; therefore, there is no income tax impact from Hong Kong.

ZST PRC is registered at Zhengzhou and is subjected to a unified 25% enterprise income tax rate.

ZST Digital Networks, Inc. was established under the laws of the State of Delaware and is subject to U.S. federal income tax and one state income tax.  For U.S. income tax purposes no provision has been made for U.S. taxes on undistributed earnings of overseas subsidiaries with which the Company intends to continue to reinvest.  It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings if they were remitted as dividends, or lent to the Company, or if the Company should sell its stock in these subsidiaries.

Earnings (Loss) Per Share

Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per share reflect the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings (loss) per share.  The stock warrants to purchase 156,250 shares of the Company’s common stock issued to underwriters in connection with initial stock offering conducted in October 2009 with the exercise price at $10.00 per share are anti-dilutive for computing earnings per share purpose.  The stock option to purchase 25,000 shares of the Company’s common stock issued to a corporate officer with the exercise price at $8.00 per share are anti-dilutive for computing earnings per share purpose.

Recently Issued Accounting Pronouncements Adopted

FASB ASU 2009-05

Effective January 1, 2010, the Company adopted Accounting Standards Update ("ASU") No. 2009-05, "Measuring Liabilities at Fair Value," which amends the guidance in ASC 820, Fair Value Measurements and Disclosures, to provide guidance on fair value measurement of liabilities.  If a quoted price in an active market is not available for an identical liability, ASU 2009-05 requires companies to compute fair value by using quoted prices for an identical liability when traded as an asset, quoted prices for similar liabilities when traded as an asset or another valuation technique that is consistent with the guidance in ASC 820.  ASU 2009-05 will be effective for interim and annual periods beginning after its issuance.  The adoption of ASU 2009-05 did not have any impact on the Company’s financial statements.

FASB ASU 2010-09

In February 2010, FASB issued ASU No. 2010-9 –Amendments to Certain Recognition and Disclosure Requirements.  This update addresses certain implementation issues related to an entity’s requirement to perform and disclose subsequent-events procedures, removes the requirement that public companies disclose the date of their financial statements in both issued and revised financial statements.  According to the FASB, the revised statements include those that have been changed to correct an error or conform to a retrospective application of U.S. GAAP.  The amendment is effective immediately.  The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

FASB ASU 2009-13

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition: Multiple-Deliverable Revenue Arrangements” (ASU 2009-13).  This update removes the criterion that entities must use objective and reliable evidence of fair value in separately accounting for deliverables and provides entities with a hierarchy of evidence that must be considered when allocating arrangement consideration.  The new guidance also requires entities to allocate arrangement consideration to the separate units of accounting based on the deliverables’ relative selling price.  The Company has early adopted ASU No. 2009-13 for the year ended December 31, 2009. The adoption of ASU No. 2009-13 did not have any impact on the Company’s financial statements.

FASB ASU 2009-17

Effective January 1, 2010, the Company adopted ASU No. 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which codifies FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R).”  The ASU changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance.  The adoption of ASU 2009-05 did not have any impact on the Company’s financial statements.

FASB ASU 2010-01

Effective January 1, 2010, the Company adopted ASU No. 2010-01 – “Accounting for Distributions to Shareholders with Components of Stock and Cash.”  The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share).  The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this ASU did not have a material impact on its consolidated financial statements.

FASB ASU 2010-02

Effective January 1, 2010, the Company adopted ASU No. 2010-02 – “Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification.”  The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity.  The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity.  The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.”  If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160.  The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Adopted Yet

FSAB ASU 2010-06

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows:  1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2) Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).  This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows:  1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities.  A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.  2) Disclosures about inputs and valuation techniques.  A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.  Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

FASB ASU 2010-13

In April 2010, the FASB issued Accounting Standards Update ("ASU") No. 2010-13, "Compensation - Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades," which addresses the classification of a share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades.  Topic 718 is amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades shall not be considered to contain a market, performance, or service condition.  Therefore, such an award is not to be classified as a liability if it otherwise qualifies as equity classification.  The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings.  The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. ASU 2010-13 is effective for interim and annual periods beginning on or after December 15, 2010 and is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

Reclassification

Certain line items presented on the comparative financial information have been reclassified to conform to the presentation of current financial statements.

NOTE 3 – ACCOUNTS RECEIVABLES

The accounts receivables are as follows:

	December 31,	June 30,
	2009	2010
		(Unaudited)

Accounts receivables	$18,982,676	$22,125,463
Accounts receivables – 10% hold back	5,902,821	6,818,987

	$24,885,497	$28,944,450
Provision	-	-

Accounts receivable, net	$24,885,497	$28,944,450

The aging of the accounts receivable except for the 10% hold back are as follows:

	December 31,	June 30,
	2009	2010
		(Unaudited)

1-30 days	$10,443,577	$15,466,490
31-60 days	8,539,099	6,658,973

	$18,982,676	$22,125,463

Most of accounts receivables - 10% hold back, for which the customers held for one-year warranty purpose, are aged over 90 days.

NOTE 4 – ADVANCE TO SUPPLIERS

In accordance with the purchase contracts, ZST PRC is required to make advance payments to its suppliers to purchase the IPTV and GPS devices, materials and add-on process work. The advances are applied to the total invoice balance upon satisfaction of the goods received by ZST PRC.

For the year ended December 31, 2009, Advances of $7,399,141 represents advances mainly made to two suppliers accounting for 55% and 45%, respectively.  As of June 30, 2010, Advances of $8,847,600 represents advances mainly made to two suppliers accounting for 50% and 50%, respectively.  Total purchases from these two suppliers for the six months ended June 30, 2010 accounted for approximately 12% and 25% of the total purchases by ZST PRC for the six months ended June 30, 2010.

NOTE 5 – INVENTORIES

The inventories are as follows:

	December 31,	June 30,
	2009	2010
		(Unaudited)

Products for sale	$1,245,803	502,051
Less: Provisions	-	-

Inventories, net	$1,245,803	$502,051

There was no reserve for obsolete inventory for all the periods as the Company has purchased inventory based on customers’ orders.

NOTE 6 – MACHINERY, EQUIPMENT AND SOFTWARE

A summary of machinery, equipment and software at cost is as follows:

	December 31,	June 30,
	2009	2010
		(Unaudited)

Machinery and equipment	$89,203	$89,936
Electronic equipment	323,992	184,276
Office equipment	39,503	39,828
Vehicles	193,317	229,285
Software	453,402	457,126
Advance for purchasing office space	-	1,641,230

	$1,099,417	$2,641,681
Accumulated depreciation	(223,611)	(294,108)

	$875,806	$2,347,573

The depreciation and amortization for six months ended June 30, 2009 and 2010 were $9,687 and $215,167, respectively.

On March 12, 2010, the Company paid RMB11.13 million (approximately $1,641,230) for purchasing an office space located in Zhengzhou City, Henan Province, PRC, which is still under construction and will be available for use at the end of 2010.

NOTE 7 – EQUITY TRANSACTION

The Company has two types of stock, common and preferred stocks.  The Company is authorized to issue 10,000,000 shares of preferred stock with par value of $0.0001 per share, of which 3,750,000 shares were designated as Series A Preferred Stock.  The Company is authorized to issue 100 million shares of common stock with par value of 0.0001 per share.

Common Stock Transactions in 2009

On January 9, 2009, SRPK 18, Inc. (“SRKP 18”) closed a share exchange transaction (the “Share Exchange”) pursuant to which SRPK 18 (i) issued 806,408 (post-reverse-split) shares of its common stock to acquire 100% equity ownership of World Orient Universal Limited (“World Orient”), which is the 100% parent of Global Asia Universal Limited (“Global Asia”), which is the 100% parent of Everfair Technologies Limited (“Everfair”), which is a 100% parent of Zhengzhou Shenyang Technology Company Limited (“ZST PRC”), (ii) assumed the operations of World Orient and its subsidiaries, and (iii) changed its name from SRKP 18, Inc. to ZST Digital Networks, Inc.

On January 14, 2009, Zhong Bo, the Company’s Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”), each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management purchased an aggregate of 5,090,315 shares of the Company’s common stock at a per share purchase price of $0.6907 (the “Purchase Right”).  On the balance sheet of ZST PRC at December 31, 2008, there were shareholder loans payable of approximately RMB16 million (approximately US$2,334,400 at December 31, 2008).  In accordance with the arrangement accepted by both ZST Management and the former stockholders of SRKP 18, ZST Management converted the above outstanding shareholder loans of RMB16 million into 2,929,097 shares of common stock to partially complete the obligation under the Common Stock Purchase Agreement in May 2009.  When the private placement closed in May 2009, Everfair paid RMB12 million to ZST Management by using a portion of the proceeds from this private placement to purchase 100% equity of ZST PRC. In turn, ZST Management used the same RMB12 million to fulfill the remaining obligation to purchase 2,161,218 shares of common stock under the Common Stock Purchase Agreement.  For cash flow purposes, the above two transaction were deemed as non-cash transactions.  For financial reporting purpose, these 5,090,315 shares of common stock were deemed issued in the earliest period of financial statements presented.

At December 31, 2008, there were 7,096,390 shares of common stock outstanding and warrants to purchase 7,096,390 shares of common stock with an exercise price of $0.0001 per share outstanding.  In connection with the Purchase Right, the former stockholders of SRPK18 agreed to cancel 4,156,390 shares of common stock and warrants to purchase 6,676,390 shares of common stock, resulting in 2,940,000 shares of common stock and warrants to purchase 420,000 shares of common stock issued and outstanding.  After the reverse-split, 1,194,350 shares of common stock and warrants to purchase 170,629 shares of common stock with an exercise price of $0.0002462 per share were held by the former stockholders of SRKP 18. The aforementioned warrants to purchase 170,629 shares of common stock were exercised via cashless exercise in the fourth quarter of 2009 pursuant to the cashless exercise provision in the warrant document.  As a result, the Company did not receive any cash proceeds from issuing an aggregate of 170,616 shares of its common stock to the warrant holders and the remaining warrants to purchase an aggregate 13 shares of common stock were forfeited.

In October 2009, the Company completed a public offering and sold 3,125,000 shares of its common stock at $8.00 per share.  The shares of the Company’s common stock were sold to the public for gross proceeds of approximately $25 million. Deducting all relevant issuing cost, the net proceeds from this offering was $22,015,483.

In connection with the public offering, on October 20, 2009, the Company issued to the underwriters warrants to purchase 156,250 shares of the Company’s common stock at an exercise price of $10 per share.  The warrants have a five-year term and are not exercisable until at least one year from the date of issuance.

Common Stock Transactions in 2010

No common stock transaction incurred during the first half year of 2010.

Preferred Stock Transaction in 2009

On January 5, 2009, the Company filed a Certificate of Designations, Preferences and Rights (the “Certificate”) whereby it designated 3,750,000 shares of its preferred stock, $0.0001 par value per share, as Series A Convertible Preferred Stock.  Each share of Series A Convertible Preferred Stock has a stated value of $3.94 with liquidation preference at (i) 100% stated value plus (ii) any accrued and unpaid dividends, other fees or liquidated damages owing thereon.  Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder at any time and from time to time after the original issue date of the Series A Convertible Preferred Stock, into one share of common stock, at a conversion price equal to the per share purchase price, subject to adjustment as more fully described in the Certificate.  Each share of Series A Convertible Preferred Stock has the right to one vote per share of common stock issuable upon conversion of the shares of Series A Convertible Preferred Stock. In accordance with the designation certificate document, each share of Series A Convertible Preferred Stock will be subject to certain adjustments if certain events happen.  If the closing price of the common stock of the Company for each of any ten consecutive trading day period exceeds $8.62 (adjusted after the reverse split) above the effective conversion price and on such date all of the Equity Conditions (as defined in the Certificate) are met, the Company may, within one trading day after the end of any such period, deliver a written notice to all Series A Convertible Preferred Stock holders to cause each holder to convert all or part of such Series A Convertible Preferred Stock.

During the period from January to May 2009, the Company conducted five closings of a private placement transaction (the “Private Placement”).  As a result of the Private Placement, the Company sold an aggregate of 1,263,723 shares of Series A Convertible Preferred Stock at $3.94 per share for gross proceeds of $4,976,953.  Deducting all relevant issuing cost, the net proceeds from the Private Placement were $3,173,634.

In accordance with the standard of “Beneficial Conversion Feature” codified within ASC 470, the Series A Convertible Preferred Stock does not have an embedded beneficial conversion feature (BCF) because the effective conversion price of such shares equals the fair value of the Company’s common stock. The Company determined that the fair value of the common stock at $3.94 per share based on the fact that (1) the common stock is not readily tradable in an open market at the time of issuance, and (2) the Company has recently sold the convertible preferred stock that is convertible into common stock at 1:1 ratio for $3.94 per share in a private placement, therefore the market price of the common stock is $3.94 per share. However, if in the future the Company has a dilutive issuance of securities, as defined in the Series A Convertible Preferred Stock Certificate of Designation, the Company must recognize a beneficial conversion if and when a reset of the conversion price occurs.

The Company evaluated whether or not the Series A Convertible Preferred Stock contained any embedded conversion features that meet the definition of derivatives under the “Embedded Derivative” standard codified within ASC 815, and related interpretations.  The standard states that an embedded derivative instrument shall be separated from the host contract and accounted for as a derivative instrument pursuant to the statement if and only if all the following criteria are met:

1.
The economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristic and the risks to the host contact. (Additional guidance on applying this criterion to various contracts containing embedded derivative instrument s is included in Appendix A of this statement.)

2.
The contract that embodies both the embedded derivative instrument and the host contract are not measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur.

3.
A separate instrument with the same terms as the embedded derivative instrument would, pursuant to subtopic 10 of the standard codified within ASC 815, be a derivative instrument subject to the requirements of this statement. However, this criterion is not met if the separate instrument with the same terms as the embedded derivative instrument would be classified as a liability (or an asset in some circumstance) under the provisions of the standard codified within ASC 480 but would be classified in stockholders’ equity absent the provisions in the standard codified within ASC 480.

The Series A Convertible Preferred Stock has a fixed conversion provision of 1 share of preferred stock for 1 share of common stock and is convertible at the option of the holder and automatically upon the occurrence of certain events.  Based upon the above requirement of subtopic 15 of ASC 815, it is clear that any potential embedded derivatives in the Series A Convertible Preferred Stock are clearly and closely related and do not require bifurcation from the host.

The Company evaluated whether or not the Series A Convertible Preferred Stock should be classified as a liability or equity under the standard codified within ASC 480, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” and EITF Topic D-98 “Classification and Measurement of Redeemable Securities.” The Company concluded that under EITF Topic D-98, preferred securities that are redeemable for cash or other assets are to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer.  Accordingly, the Company classified the Series A Convertible Preferred Stock as permanent equity since there was no deemed liquidation events that require one or more class or type of equity security to be redeemed.

All of the 1,263,723 shares of Series A Convertible Preferred Stock issued during the period from January to May of 2009 were converted to 1,263,723 shares of common stock during the fourth quarter of 2009.

Preferred Stock Transactions in 2010

No preferred stock transaction incurred during the first half year of 2010.

NOTE 8 – STOCK OPTIONS

On October 8, 2009, the Company entered into an employment agreement with John Chen, M.D., regarding his employment by the Company as its new Chief Financial Officer (the “Employment Agreement”). Dr. Chen’s appointment as Chief Financial Officer was effective upon the pricing date of the Company’s public offering (the “Effective Date”).  Pursuant to the Employment Agreement, Dr. Chen was granted options to purchase 25,000 shares of the common stock of the Company at an exercise price of $8.00 per share and exercisable until October 20, 2014. The options will be immediately exercisable but, to the extent they are exercised, will be subject to a repurchase right of the Company which will lapse as follows: 50% of the options and shares will vest six (6) months after the Effective Date and the remaining 50% will vest twelve (12) months after the Effective Date.

The Company determined the fair value of the stock options granted was $172,863 using the Black-Scholes option-pricing model with risk-free interest rate of 0.39%, warrant life is the contractual term of five years, expected volatility of 133% and zero expected dividends. The Company amortized the fair value of stock options granted as compensation over a period of 12 months. Accordingly, the share-based compensation was $85,721 for the six months ended June 30, 2010.

NOTE 9 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted net earnings per share for the periods as indicated:

	Six Months Ended June 30,
	2009	2010
	(Unaudited)	(Unaudited)
Numerator:
Net income attributable to the Company	$3,808,289	$7,173,767
Net income used in computing diluted earnings per share	$3,808,289	$7,173,767

Denominator:
Weighted average common shares outstanding – basic	7,954,507	11,650,442
Potential diluted shares from stock warrants granted	162,134	-
Weighted average common share outstanding – diluted	8,116,641	11,650,442

Basic earnings per share	$0.48	$0.62
Diluted earnings per share	$0.47	$0.62

	Three Months Ended June 30,
	2009	2010
	(Unaudited)	(Unaudited)
Numerator:
Net income attributable to the Company	$2,561,931	$5,204,112
Net income used in computing diluted earnings per share	$2,561,931	$5,204,112

Denominator:
Weighted average common shares outstanding – basic	8,264,003	11,650,442
Potential diluted shares from stock warrants granted	170,618	-
Weighted average common share outstanding – diluted	8,434,621	11,650,442

Basic earnings per share	$0.31	$0.45
Diluted earnings per share	$0.30	$0.45

NOTE 10 – SEGMENT REPORTING

Taking into consideration of operating activities, the Company currently conducts businesses in two segments: i) Cable TV program distribution related equipment; and ii) GPS devices and services. As the Company’s current operations are based in only Henan Province of China, management believes that the following tables present useful information to chief operation decision makers for measuring business performance, financing needs, and preparing corporate budget, etc.

	Six Months Ended June 30,		Three Months Ended June 30,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales of Cable TV Equipments:
Revenue	$41,439,540	$41,313,276	$23,678,912	$27,038,184
Cost	34,950,607	32,297,100	20,106,328	21,163,122
Gross margin	16%	22%	15%	22%

Sales of GPS Devices:
Revenue	-	6,680,648	-	4,527,837
Cost	-	5,284,809	-	3,593,998
Gross margin	-	21%	-	21%

GPS Related Service:
Revenue	-	2,100,497	-	1,480,122
Cost	-	91,640	-	42,143
Gross margin	-	97%	-	97%

Total revenue	41,439,540	50,094,421	23,678,912	33,046,143
Total cost	34,950,607	37,673,549	20,106,328	24,799,263
Overall gross margin	16%	25%	15%	25%

NOTE 11 – LONG TERM PREPAYMENTS

On November 14, 2009 (the “Effective Date”), the Company entered into a Retention Agreement with Mr. Zhong Lin, the Chief Operating Officer of the Company, a member of Board of Directors of the Company, and son of Mr. Zhong Bo, CEO and Chairman of the Board of Directors of the Company (the “Retention Agreement”). Pursuant to the Retention Agreement, Mr. Zhong will receive a one-time retention payment equal to $285,000 (the “Retention Amount”) if Mr. Zhong remains continuously employed with the Company for a period of 24 months from the Effective Date (the “Expiration Date”). The Company advanced the entire Retention Amount upon the Effective Date, which will be earned ratably over a period of 24 months. Upon the occurrence of certain termination events (the “Disqualifying Termination Date”), Mr. Zhong will be required to return the pro-rata amount of the Retention Amount based on a daily amortization rate of $390.41 times the number of days remaining from the Disqualifying Termination Date to the Expiration Date to the Company within 10 days of the Disqualifying Termination Date. For the six months ended June 30, 2010, the amortization of this long-term prepayment was $71,250.

On October 28, 2009, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Finance Access, Inc. (“Finance Access”).  In connection with the Consulting Agreement, the Company also entered into professional services agreements with other third parties (together with the Consulting Agreement, the “Services Agreements”).  Pursuant to the Services Agreement, Finance Access and the third parties agreed to provide the Company with certain professional and business development services in order to aid and augment the Company’s business development efforts.  The term of the Services Agreement is 24 months.  The Company paid an aggregate of $1.55 million as compensation to Finance Access and the third parties, which will be amortized on a quarterly basis over the twenty-four (24) month period at a daily rate of $2,123.29. The amortization of this long-term prepayment was $387,500 for the six months ended June 30, 2010.

NOTE 12 – SUBSEQUENT EVENTS

Stock Incentive Plan

At our annual meeting of stockholders to be held on August 23, 2010, it is expected that our stockholders will approve the ZST Digital Networks, Inc. 2010 Omnibus Incentive Plan covering five hundred thousand (500,000) shares of our common stock.  We may issue various types of awards under the plan, including, but not limited to, stock options and restricted shares of common stock. Grants or other stock awards pursuant to the plan will cause us to incur significant non-cash equity-based compensation charges. This non-cash charge will be amortized over the vesting period of the awards. These non-cash charges will negatively impact our results of operations, specifically our net income and net income per share.  Additionally, any future awards made pursuant to the plan could have a significant adverse effect on the trading price of our common stock, especially if a significant volume of the stock issued is sold into the public market. Further, the issuance of any stock awards pursuant to the plan will have a dilutive impact on other stockholders by decreasing their ownership percentage of our outstanding common stock. An adverse impact on the trading price of our common stock may negatively affect our ability to use to our securities to raise capital or to acquire other companies using our securities.

The Company evaluated all events or transactions that occurred after June 30, 2010 up through the date the Company issued these financial statements. During this period the Company did not have any material recognizable subsequent events.

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS THAT INCLUDE THE WORDS "BELIEVES," "EXPECTS," "ESTIMATES," "ANTICIPATES" OR SIMILAR EXPRESSIONS.  SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.  RISK FACTORS INCLUDE, BUT ARE NOT LIMITED TO, COSTS ASSOCIATED WITH FINANCING NEW PRODUCTS; OUR ABILITY TO COST-EFFECTIVELY MANUFACTURE OUR PRODUCTS ON A COMMERCIAL SCALE; THE CONCENTRATION OF OUR CURRENT CUSTOMER BASE; COMPETITION; OUR ABILITY TO COMPLY WITH APPLICABLE REGULATORY REQUIREMENTS; POTENTIAL NEED FOR EXPANSION OF OUR PRODUCTION FACILITY; THE POTENTIAL LOSS OF A STRATEGIC RELATIONSHIP; INABILITY TO ATTRACT AND RETAIN KEY PERSONNEL; MANAGEMENT'S ABILITY TO EFFECTIVELY MANAGE OUR GROWTH; DIFFICULTIES AND RESOURCE CONSTRAINTS IN DEVELOPING NEW PRODUCTS; PROTECTION AND ENFORCEMENT OF OUR INTELLECTUAL PROPERTY AND INTELLECTUAL PROPERTY DISPUTES; COMPLIANCE WITH ENVIRONMENTAL LAWS; CLIMATE UNCERTAINTY; CURRENCY FLUCTUATIONS; CONTROL OF OUR MANAGEMENT AND AFFAIRS BY PRINCIPAL STOCKHOLDERS

THE READER SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO HEREIN, THE INFORMATION CONTAINED UNDER THE CAPTION "RISK FACTORS" IN THE COMPANY’S MOST RECENT ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2010 FOR A MORE DETAILED DESCRIPTION OF THESE SIGNIFICANT RISKS AND UNCERTAINTIES.  WE CAUTION THE READER, HOWEVER, NOT TO UNDULY RELY ON THESE FORWARD-LOOKING STATEMENTS.

Investment in our common stock involves risk. You should carefully consider the investing risks before deciding to invest. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we are a holding company with substantial operations in China and are subject to legal and regulatory environments that in many respects differ from that of the United States.  Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. This discussion contains forward-looking statements.

The following discussion relates to the financial condition and results of operations of ZST Digital Networks, Inc. (the “Company”) and its wholly-owned subsidiary World Orient Universal Limited, a company organized under the laws of the British Virgin Islands (“World Orient”), its wholly-owned subsidiary, Global Asia Universal Limited, a company organized under the laws of the British Virgin Islands (“Global Asia”), its wholly-owned subsidiary Everfair Technologies, Ltd., a company organized under the laws of Hong Kong (“Everfair”), and its wholly-owned subsidiary Zhengzhou Shenyang Technology Company Limited, a company organized under the laws of the People’s Republic of China (“ZST PRC”).  This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the Company’s financial statements and the related notes included in this report.

We conduct our business principally through the operations of ZST PRC, which is based in Zhengzhou City of Henan Province where our headquarter is located.

ZST PRC was established in Zhengzhou under the laws of the People’s Republic of China (the “PRC”) on May 20, 1996.  After the share exchange and stock purchase transactions incurred in January 2009, ZST PRC became a foreign investment company in China with an operating life of 30 years since November 10, 2008.  As of June 30, 2010, ZST PRC had approximately 91 full-time employees.

The other three companies, our wholly-owned subsidiaries World Orient, Global Asia, and Everfair, have no operating activity.

Executive Summary of Financial Position and Operating Results

The following executive summary is intended to provide significant highlights of the discussion and analysis for the second quarter of 2010.

•	Total revenue was $33.0 million, an increase of 40% compared to the second quarter of 2009.
•
Gross profit for the second quarter of 2010 was $8.2 million, an increase of 131% compared to the second quarter of 2009. Gross profit ratio for the second quarter of 2010 was 25%, compared to 15% for the second quarter of 2009.

•	Net income for the second quarter of 2010 was $5.2 million, an increase of 103% compared to the second quarter of 2009.
•	Net income to revenue ratio for the second quarter of 2010 was 16%, compared to 11% for the second quarter of 2009.
•
Basic and diluted earnings per share were both $0.45 for the second quarter of 2010, an increase of $0.14 compared to $0.31 and $0.30 for basic earnings and diluted earnings per share, respectively, for the second quarter of 2009.

Overview

Business Summary

We are principally engaged in supplying digital and optical network equipment to cable system operators in the Henan Province of China.  We offer a range of cable television devices and related networking products, including Internet protocol television (“IPTV”) set-top boxes, which integrate Internet, multi-media, and communication technologies, and provide residential and commercial customers with high definition digital multi-media service, as well a choice of video programs offered by the network video providers on the broadband IP network.  We also offer power supplies, remote controls, and other devices and accessories.  Our product sales also include a line of fiber-optic receivers, which convert fiber-optic transmissions into digital RF signals that are amplified and distributed through an optical cable system, optical transmitters that are used in the transmission of cable system front optical fiber signal, and cable transmission amplifiers, which enhance the signal quality in cable networks.

We purchase the products specified by our customers from suppliers on a turnkey basis, which means that our suppliers deliver fully assembled and tested products based on our proprietary designs.  The assembled products are delivered to our facilities for final system quality control testing against product specifications and product configuration, including software installation.  The use of this model allows us to substantially focus our resources on determining customer requirements, design, development and support of the products we are selling.  This model also allows us to significantly reduce capital requirements.  We work closely with our suppliers to manage costs and delivery times, and we have not experienced material delays in the delivery of products we have ordered.

We also provide installation services for system equipment ordered by local broadcasting TV bureaus and cable network operators through a network of distributors and resellers in Henan Province.  Our customer base covers more than 20 regional cities and counties.  In addition, we offer security and monitoring services, including design, installation, and implementation of various devices, such as coding and decoding devices, digital cameras, and matrix exchanges. Our cable services include networking in buildings.

Since the fourth quarter of 2009, we began providing GPS location and tracking services to third parties, mainly automobile dealers. We plan to participate in the GPS service provider business by establishing a partnership with China Unicom, a wireless network provider.  In March 2009, we entered into a network access right agreement with the Henan Subsidiary of China Unicom that allows us to use the China Unicom wireless network for providing GPS location and tracking services to third parties.

We expect that for the foreseeable future that the source of revenue for our business will be from selling network system equipment and set-top boxes to cable system operators and residential users.  There are 118 counties within Henan Province whereas we currently serve only 26 counties.  Consequently, we believe there is opportunity for future growth.  In the future, we may expand our business activities beyond the border of Henan Province.  Since we believe that the broadcasting and TV bureau at the provincial level is planning to redesign and enhance the entire network system in the entire Henan province, opportunities to bid for these projects exist.

We expect that our profitability will be adversely affected by the business expenses associated with our efforts to expand sales, marketing, product development and general and administrative capabilities in all of our businesses, as well as expenses that we incur as a publicly-traded company, including costs associated with financial reporting, information technology, complying with federal securities laws (including the Sarbanes-Oxley Act of 2002), tax administration and human resources related functions.  While we are striving for business growth, we also intend to focus on measures to control operational costs.

Recent Events

Retention Agreement/Consulting and Personal Services Agreements

On November 14, 2009 (the “Effective Date”), we entered into a Retention Agreement with Zhong Lin, our Chief Operating Officer and a member of our board of directors (the “Retention Agreement”).  Pursuant to the Retention Agreement, Mr. Zhong will receive a one-time retention payment of $285,000 (the “Retention Amount”) if he remains continuously employed for a period of 24 months from the Effective Date (the “Expiration Date”).  We advanced the entire Retention Amount upon the Effective Date, which will be earned ratably over a period of 24 months.  Upon the occurrence of certain termination events (the “Disqualifying Termination Date”), Mr. Zhong will be required to return the pro-rata amount of the Retention Amount based on a daily amortization rate of $390.41 times the number of days remaining from the Disqualifying Termination Date to the Expiration Date to us within 10 days of the Disqualifying Termination Date.

On December 30, 2009, we entered into a Consulting Agreement (the “Consulting Agreement”) with Finance Access, Inc. (“Finance Access”).  In connection with the Consulting Agreement, we also entered into professional services agreements with other third parties (together with the Consulting Agreement, the “Services Agreements”).  Pursuant to the Services Agreement, Finance Access and the third parties agreed to provide us with certain professional and business development services in order to aid and augment our business development efforts.  The term of the Services Agreement is 24 months.  We paid an aggregate of $1.55 million in compensation to Finance Access and the third parties, which will be amortized on a quarterly basis over the twenty-four (24) month period at a daily rate of $2,123.29.

Stock Incentive Plan
At our annual meeting of stockholders to be held on August 23, 2010, it is expected that our stockholders will approve the ZST Digital Networks, Inc. 2010 Omnibus Incentive Plan covering five hundred thousand (500,000) shares of our common stock.  We may issue various types of awards under the plan, including, but not limited to, stock options and restricted shares of common stock. Grants or other stock awards pursuant to the plan will cause us to incur significant non-cash equity-based compensation charges. This non-cash charge will be amortized over the vesting period of the awards. These non-cash charges will negatively impact our results of operations, specifically our net income and net income per share.  Additionally, any future awards made pursuant to the plan could have a significant adverse effect on the trading price of our common stock, especially if a significant volume of the stock issued is sold into the public market. Further, the issuance of any stock awards pursuant to the plan will have a dilutive impact on other stockholders by decreasing their ownership percentage of our outstanding common stock. An adverse impact on the trading price of our common stock may negatively affect our ability to use to our securities to raise capital or to acquire other companies using our securities.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities.  On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies.  We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We are unable to predict future laws and regulations that may have material effect on operations.  We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Revenue Recognition

We derive revenues principally from the sale of products related to Cable TV program distribution systems, which include digital Cable TV network equipment and IPTV set-top boxes; sale of GPS devices; provision of GPS devices installation service and GPS subscription service.

Revenue is recognized when the risk and rewards are transferred, delivery has occurred or the services have been rendered, persuasive evidence of any arrangement exists, the price to the buyer is fixed or determinable and collectability is reasonably assured.  These criteria as they apply to stand-alone sale of digital Cable TV network equipments, IPTV set-top boxes, and GPS devices, and the sale of GPS devices with installation service, and provision of technical services are as follows:

Sales of Digital Cable TV Network Equipments and GPS Devices

We recognize revenues from the sale of digital Cable TV network equipments and GPS devices when the price of products to be sold are predetermined, the risk and rewards of ownership and title to the products have been transferred to the buyer, which coincides with delivery and acceptance of the products by the buyer.  When certain equipment requires installment service, revenue is not recognized until customer acceptance has been obtained and/or the Company has no further significant obligations to customers.

Sales of IPTV Set-Top Boxes

We recognize revenues from the sale of IPTV set-top boxes when the price of products to be sold are predetermined, the risk and rewards of ownership and title to the products have been transferred to the buyer, which coincides with delivery and acceptance of the products by the buyer.

Pursuant to the terms of our IPTV set-top boxes sales contracts, we have allowed our customers to hold back 10% of the total contract price for one year after the delivery of products for warranty purposes.  We recognize the total contract amount as revenue based on the following reasons: (i) the customer’s obligation to pay 10% of the total contract amount is not contingent on the resale of the product shipped; (ii) we do not have significant obligation for future performance to directly bring about resale of the products shipped other than replacement of defective products due to hardware defects in materials and workmanship which, in turn, will be borne by our supplier; (iii) the customer purchasing the products sold by us has economic substance apart from the products provided by us; and (iv) the amount of future returns can be reasonably estimated based on the historical return experience; however, we do not have any historical return experience.

Revenue from selling all products is recognized net of the value added tax imposed by the Chinese government.

Multiple Deliverables

In October 2009, we started to sell GPS devices in conjunction with subscription and installation service.  We generally recognize revenue from the sale of the GPS device hardware with the bundled software that is essential to the functionality of the GPS device when there are no continuing obligations upon the completion of installation.  We sell the subscription services to customers with 12-month service contracts payable in full upon activation of the related unit or renewal of a previous service contract.  The subscription services are deferred and recognized over the life of the service contract upon activation.

In instances where we sell a GPS device unit along with subscription service and/or installation service, we recognize revenue related to the combined sale by allocating between the two or three deliverables using the relative selling price method determined by using the hierarchy of the following principles: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price (“TPE”), and (iii) best estimate of the selling price (“ESP”).  VSOE generally exists only when we sell the deliverable separately and it is the price actually charged by us.

Sales of Services

Revenue is recognized when services are rendered.  The prepayments received for GPS subscription services are treated as deferred revenue which will be recognized over the terms of service contacts.

Warranty Liabilities

We have a return policy where the customers must make a request within 30 days of receipt to return the products when the products delivered have more than 40% of defects or the products are not delivered on time.  We determine that warranty costs related to products sold are minimal in monetary terms based on historical return experience.  In the event of defective product returns, we have the right to seek replacement of such returned units from its supplier.  Based on the purchase agreement, the supplier will replace the defective product when the defects are caused by hardware defects in materials and workmanship during manufacturing process for a period of one year.  Based on these facts, we record warranty cost as incurred.

Regarding warranty on GPS devices, we have a policy that provides coverage on repairs of GPS devices for a period of one year after the date of purchase.  In the event that repair is needed, customers will be responsible for the cost of parts while the cost of labor will be covered by us.  We estimate the costs to service our obligations based on historical experience and expectations of future conditions.  We did not incur warranty costs for the three months ended June 30, 2010 and for the year ended December 31, 2009.  Based on these facts, we record warranty cost as incurred.

Accounts Receivable

Accounts receivable are stated at the historical carrying amount, net of an allowance for doubtful accounts.  The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable.  We determine the allowance based on historical write-off experience, customer specific facts and economic conditions.  Provisions for doubtful accounts are charged to general and administrative expenses.

Outstanding account balances are reviewed individually for collectability.  Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  We have not provided a bad debt allowance as of June 30, 2010 and December 31, 2009.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets.  Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Income Taxes

We recognize deferred tax liabilities and assets when accounting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

ZST Digital Networks, Inc. was established under the laws of the State of Delaware and is subject to U.S. federal income tax and state franchise tax.  For U.S. income tax purposes, no provision has been made for U.S. taxes on undistributed earnings of overseas subsidiaries with which we intend to continue to reinvest.  It is not practicable to estimate the amount of additional tax that might be payable on the overseas earnings if they were remitted as dividends, or lent to us, or if we should sell its stock in the subsidiaries.

Recently Issued Accounting Pronouncements Adopted

FASB ASU 2009-05

Effective January 1, 2010, the Company adopted Accounting Standards Update ("ASU") No. 2009-05, "Measuring Liabilities at Fair Value," which amends the guidance in ASC 820, Fair Value Measurements and Disclosures, to provide guidance on fair value measurement of liabilities.  If a quoted price in an active market is not available for an identical liability, ASU 2009-05 requires companies to compute fair value by using quoted prices for an identical liability when traded as an asset, quoted prices for similar liabilities when traded as an asset or another valuation technique that is consistent with the guidance in ASC 820.  ASU 2009-05 will be effective for interim and annual periods beginning after its issuance.  The adoption of ASU 2009-05 did not have any impact on the Company’s financial statements.

FASB ASU 2009-13

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition: Multiple-Deliverable Revenue Arrangements” (ASU 2009-13).  This update removes the criterion that entities must use objective and reliable evidence of fair value in separately accounting for deliverables and provides entities with a hierarchy of evidence that must be considered when allocating arrangement consideration.  The new guidance also requires entities to allocate arrangement consideration to the separate units of accounting based on the deliverables’ relative selling price.  The Company has early adopted ASU No. 2009-13 for the year ended December 31, 2009. The adoption of ASU No. 2009-13 did not have any impact on the Company’s financial statements.

FASB ASU 2009-17

Effective January 1, 2010, the Company adopted ASU No. 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which codifies FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R).”  The ASU changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance.  The adoption of ASU 2009-05 did not have any impact on the Company’s financial statements.

FASB ASU 2010-01

Effective January 1, 2010, the Company adopted ASU No. 2010-01 ─ “Accounting for Distributions to Shareholders with Components of Stock and Cash.”  The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share).  The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this ASU did not have a material impact on its consolidated financial statements.

FASB ASU 2010-02

Effective January 1, 2010, the Company adopted ASU No. 2010-02 – “Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification.”  The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity.  The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity.  The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.”  If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160.  The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

FASB ASU 2010-09

In February 2010, FASB issued ASU No. 2010-9 –Amendments to Certain Recognition and Disclosure Requirements.  This update addresses certain implementation issues related to an entity’s requirement to perform and disclose subsequent-events procedures, removes the requirement that public companies disclose the date of their financial statements in both issued and revised financial statements.  According to the FASB, the revised statements include those that have been changed to correct an error or conform to a retrospective application of U.S. GAAP.  The amendment is effective immediately.  The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Adopted Yet

FSAB ASU 2010-06

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows:  1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2) Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).  This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows:  1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities.  A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.  2) Disclosures about inputs and valuation techniques.  A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.  Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

FASB ASU 2010-13

In April 2010, the FASB issued Accounting Standards Update ("ASU") No. 2010-13, "Compensation - Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades," which addresses the classification of a share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades.  Topic 718 is amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades shall not be considered to contain a market, performance, or service condition.  Therefore, such an award is not to be classified as a liability if it otherwise qualifies as equity classification.  The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings.  The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. ASU 2010-13 is effective for interim and annual periods beginning on or after December 15, 2010 and is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

Results of Operations

Comparison of Three months Ended June 30, 2009 and 2010

Revenue

We are currently engaged in two main business lines: the provision of Cable TV program distribution related equipment and the provision of GPS devices and related location and tracking services. Total revenue by business line is as follows:

	Three Months Ended June 30,
	2009	2010
Sales Revenue:
Sales of cable TV equipments	23,678,912	27,038,184
Sales of GPS devices	-	4,527,837
Revenue from sales of goods	23,678,912	31,566,021
Revenue from service:
GPS related service	-	1,480,122
Total revenue	23,678,912	33,046,143

Overall our revenue was $33 million for the second quarter of 2010, representing an increase of $9,367,231 or a 40% increase in comparison to $23.7 million for the second quarter of 2009.  The significant increase in revenue was contributed by the two main business lines respectively: revenue from Cable TV equipment sales for the current quarter increased by approximately 14% compared to the same period of the prior year; and revenue from sales of GPS devices and related service amounted to $6.0 million, accounted for 18% of total revenue for the second quarter of 2010.  We did not have GPS business related revenue during the same period of the prior year because GPS related businesses were established in October 2009.

Cable TV Related Equipment:

We sell two types of Cable TV related equipments: digital Cable TV network equipments and IPTV (internet protocol television) set-top boxes.  Net revenue from these two product lines are as follows:

	Three Months Ended June 30,
	2009	2010
Sales Revenue from Cable TV products:
Sales of IPTV set-top boxes	15,230,132	14,275,906
Sales of cable TV network equipments	8,448,780	12,762,278
Total	23,678,912	27,038,184

Sales of IPTV set-top boxes

Revenue from sales of IPTV set-top boxes was $14.3 million, a decrease of $954,226 or 6% compared with $15.2 million for the same quarter in 2009.  The sales volume of IPTV set-top boxes increased by 80% compared to the same period of 2009.  The slight decrease in sales revenue and significant increase in sales volume was due to changes in sales mix of High Definition and Standard Definition products.  During the second quarter of 2009, we sold only High Definition IPTV set-top boxes, primarily to users in the larger regional cities in Henan Province. The High Definition IPTV set-top box had higher selling prices.  We launched the Standard Definition IPTV set-top boxes line with a lower average selling price in the first quarter of 2010 to capture additional market share in rural cities and counties.  The average selling price of Standard Definition IPTV set-top box was approximately 38.5% of the selling price of High Definition products.  For the second quarter of 2010, sales of Standard Definition IPTV set-top boxes accounted for 58% in quantity of the total IPTV set-top boxes sold.

The average selling price of High Definition IPTV set-top boxes decreased by approximately 19% during the second quarter of 2010 compared to the average selling price during the same period in 2009.  This decline led to a negative impact of $2.8 million on sales revenue, without taking into consideration changes in volume.  Concurrently, sales volume of High Definition set-top boxes decreased by approximately 25% compared to the same quarter of 2009, which led to a negative impact of $3.86 million on sales revenue.  The overlapping impact of changes in volume and average selling price is approximately $0.72 million.  The decrease in selling price and sales volume resulted in a net decrease of approximately $5.97 million in the sales of High Definition set-top boxes.

The sales of Standard Definition products accounted for 35% in total revenue from IPTV set-top boxes during the second quarter of 2010.  The quantity of Standard Definition models accounted for 58% of total IPTV set-top boxes sold.  We expect the sales mix of High Definition IPTV set-top boxes and Standard Definition set-up boxes will approach 40% to 60% in quantity on a going -forward basis.

Sales of cable TV network equipments

Sales of cable TV network equipments amounted to $12.8 million for the second quarter of 2010, an increase of $4.4 million or 51% compared with $8.4 million for the same period of 2009.  The Chinese governmental regulation encouraged the continued integration of telecommunications networks, cable TV networks and the Internet in 2010.  Accordingly, the regional TV broadcast stations increased the system-wide upgrade process in order to conform to the government mandate of provincial-wide uniform networks.  As a result, we achieved a significant increase in sales for cable TV network equipment.

GPS Products:

We entered into GPS related business in the fourth quarter of 2009 whereas there were no revenue from GPS operations in the second quarter of 2009.

Revenue from sales of GPS devices was $4.5 million for the second quarter of 2010 including GPS related service fees amounted to $1.5 million in revenues for that period.  GPS related services include installation service and subscription service for tracking and locating.

Cost of Sales

Cost of sales was driven primarily by procurement costs, given that our products sold are purchased from suppliers on a turnkey basis.  Total cost of sales was $24.8 million in the second quarter of 2010, compared with $20.1 million during the same period in 2009, representing an increase of approximately $4.7 million or 23%.  The 23% increase in cost of sales was comparatively lower than the 40% increase in sales revenue.  The primary reason for the increase in gross profit margin was that the newly launched GPS business and Standard Definition IPTV set-top boxes sales had a higher gross margin than both Cable TV network equipments and High-Definition IPTV set-top boxes sold in the second quarter of 2009.

For the second quarter of 2010, cost of sales related to cable TV network equipment sold and GPS devices sold was $21.2 million and $3.6 million, representing 85% and 15% of total cost of sales, respectively.

The cost of cable TV network equipments sold was $10.6 million in the second quarter of 2010, compared with $7.4 million during the same period in 2009, representing an increase of approximately $3.2 million or 43%.  This increase in cost was lower than 51% increase in sales revenue.

The cost of IPTV set-top boxes sold was $10.6 million in the second quarter of 2010, compared with $12.7 million during the same period in 2009, representing a decrease of approximately $2.1 million or 17%.  The decrease in cost was significantly lower than the 6% decrease observed in sales revenue, driven mainly by the recently introduced Standard Definition IPTV set-top boxes, which carry a higher gross margin.

Regarding the recently launched GPS business, the cost of products sold and service provided was $3.6 million. We do not perform analysis and discussion on GPS business as there were no such products sold during in the same period of 2009.

Gross Margin

Gross margin for the second quarter of 2010 was 25% compared with gross margin of 15% for the same period of 2009.

The overall gross margin in sales of products was 22% for the second quarter of 2010 compared with 15% for the same period of 2009.

The increase in gross margin was driven mainly by sales of Standard Definition set-top boxes, which had a gross margin of 40% in the second quarter of 2010.  We did not have sales of Standard Definition set-top boxes during the same period in 2009. The gross margin of cable TV network equipment and High Definition IPTV set-top boxes were 17% and 18% in the second quarter of 2010, compared with 13% and 16% during the same period of 2009 respectively.

The gross margin in sales of GPS device was 21% for the second quarter of 2010.

The gross margin for the GPS related service during the second quarter of 2010 was 97%. The high gross margin in GPS related service contributed to the increase in overall gross margin in the second quarter of 2010.  We did not have sales of GPS related service during the same period in 2009

Selling Expense

Selling expense was $109,000 for the second quarter of 2010, representing an increase of $58,000 compared with $51,000 for the second quarter of 2009.  Selling expenses consist mainly of shipping costs, after-sale service, and salary of sales staff.  Selling expense in the second quarter of 2009 contained only salary expenses.

Selling expenses accounted for 0.3% and 0.2% of total revenue for the second quarter of 2010 and 2009, respectively.

Research and Development Expense

Research and development expense was $95,000 for the second quarter of 2010 compared to nil in the same period of 2009.  Research and development expense is primarily attributed to amortization of GPS related technologies, as well as software, and salaries for R&D staff.  We did not have a separate research and development department until June of 2009.  As a result, no expense was allocated as research and development expense for the second quarter of 2009.
As a percentage to total revenue, research and development expense accounted for 0.3% and nil for the first quarter of 2010 and 2009, respectively.

General and Administrative Expense

General and administrative expense was $835,000 for the second quarter of 2010, representing an increase of $714,000 or a 588% increase, compared with $121,000 for the same period of 2009.  General and administrative expense consists mainly of salary expense, consulting service fee, legal service fee, audit related service fee and other office expenses. The increase in general and administrative expense was primarily due to increase in salary expense, consulting service fee, legal fee, and other expenses for being public company.  We raised staff salary in October 2009, and on November 14, 2009, we entered into a 24-month Retention Agreement with our Chief Operating Officer for a total retention bonus of $285,000 which is amortized though the life of the agreement; as a result, the salary expense for the second quarter of 2010 amounted to $218,000, compared to $46,000 during the second quarter of 2009.  The consulting fees was $258,700, an increase of $254,000, compared with $4,000 for the same period, mainly due to a Consulting Agreement signed with Finance Access, Inc. and other third parties.  On October 28, 2009, we entered into a Consulting Agreement with Finance Access, Inc. and other third parties for a 24 months consulting service at total consideration of $1.55 million; which will be amortized during the following 24 months with a quarterly amortization of approximate $195,000.   The legal fees and other administrative expenses increased primarily as a result of the Company becoming a publicly reported entity.

As a percentage to total revenue, general and administrative expense accounted for 2.5% and 0.5% for the second quarter of 2010 and 2009, respectively.

Interest Income (Expense)

Interest income was $31,000 for the second quarter of 2010, compared with net interest income of $9,000 for the second quarter of 2009.  We paid off all the loans from the bank in the first half year of 2009 and no interest expense occurred in the second quarter of 2010.

Income Tax Provision

Income tax provision for the second quarter of 2010 was $2,036,000, an increase of $1,199,000 or 143%, compared with $837,000 for the second quarter of 2009.  The increase of income tax provision was the result of the increase in income before tax, primarily driven by the increase in sales revenue and increased gross margin.

As a percentage to total revenue, income tax provision accounted for 6.2% and 3.6% for the second quarter of 2010 and 2009, respectively.

Net Income

Net income was $5.2 million for the second quarter of 2010, an increase of $2.6 million or 100%, compared with $2.6 million for the second quarter of 2009.

Earnings per Share

Basic earnings per share were $0.45 for the second quarter of 2010, an increase of $0.14 compared with $0.31 for the second quarter of 2009.  The increase in earnings per share was a result of the increase in net income, while offset in part by the increase in basic weighted average shares outstanding, which were 11,650,442 shares and 8,264,003 shares, respectively, for the second quarter of 2010 and 2009.  Of the aforementioned 8,264,003 weighted average shares outstanding, we included the equivalent 1,263,723 outstanding shares from the outstanding shares of preferred stock.  The shares of preferred stock had the same voting right and dividends right as the shares of common stock and the holders of these preferred shares have the right to convert any time they want; therefore, these shares were deemed as the equivalent shares of common stock for computing earnings per share purpose.

Comparison of Six months Ended June 30, 2009 and 2010

Revenue

We are currently engaged in two main business lines: the provision of Cable TV program distribution related equipment and the provision of GPS devices and related location and tracking services. Total revenue by business line is as follows:

	Six Months Ended June 30,
	2009	2010
Sales Revenue:
Sales of cable TV equipments	41,439,540	41,313,276
Sales of GPS devices	-	6,680,648
Revenue from sales of goods	41,439,540	47,993,924
Revenue from service:
GPS related service	-	2,100,497
Total revenue	41,439,540	50,094,421

Overall our revenue was $50.1 million for the six months of 2010, representing an increase of $8.7 million or a 20.9% increase in comparison with $41.4 million for the same period of 2009.  Revenue from Cable TV related equipment sales for the six months decreased by 0.3% compared to the same period of prior year. The increase in revenue was contributed solely by GPS business. We started GPS related businesses in October 2009.  Consequently, there was no comparison of GPS business related revenue between the six months end June 30, 2010 and 2009.

Cable TV Related Equipment:

We sell two types of Cable TV related equipments: digital Cable TV network equipments and IPTV (internet protocol television) set-top boxes.  Net revenue from these two product lines are as follows:

	Six Months Ended June 30,
	2009	2010
Sales Revenue from Cable TV products:
Sales of IPTV set-top boxes	26,954,710	21,466,467
Sales of cable TV network equipments	14,484,830	19,846,809
Total	41,439,540	41,313,276

Sales of IPTV set-top boxes

Revenue from sales of IPTV set-top boxes was $21.5 million, a decrease of $5.5 million or 20% compared with $27.0 million for the same period in 2009.  The sales volume of IPTV set-top boxes increased by 50% compared to the same period in 2009.   The slight decrease in sales revenue and significant increase in sales volume were due to changes in sales mix of High Definition and Standard Definition product sales.  During the year of 2009, we sold only High Definition IPTV set-top boxes, primarily to users in the larger regional cities in Henan Province. The High Definition IPTV set-top box had higher selling prices.  We launched the Standard Definition IPTV set-top boxes line with a much lower average selling price in the first quarter of 2010 to capture additional market share in rural cities and counties.  The average selling price of Standard Definition IPTV set-top box was approximately 38% of the selling price of the High Definition product.  For the first half year of 2010, sales of Standard Definition IPTV set-top boxes accounted for 57% in quantity of the total IPTV set-top boxes sold.

The average selling price of these models decreased by approximately 18.6% during the six months of 2010 compared to the average selling price during the same period in 2009.  This decline led to a negative impact of $5.0 million on sales revenue, without taking into consideration changes in volume.  Concurrently, sales volume of High Definition set-top boxes decreased by approximately 35% compared to the same quarter of 2009, which led to a negative impact of $9.5 million on sales revenue.  The overlapping impact of changes in volume and average selling price is approximately $1.8 million.  The decrease in selling price and sales volume resulted in a net decrease of approximately $12.7 million in the sales of High Definition set-top boxes.

The sales of Standard Definition products accounted for 34% of total revenue from IPTV set-top boxes during the second quarter of 2010.  The quantity of Standard Definition models accounted for 57% of total IPTV set-top boxes sold.  We expect the sales mix of High Definition IPTV set-top boxes and Standard Definition set-up boxes will approach 40% to 60% in quantity on a going-forward basis.

Sales of cable TV network equipments

Sales of cable TV network equipments amounted to $19.8 million for the first half of 2010, an increase of $5.3 million or 36.6% compared with $14.5 million for the same period in 2009.  Chinese government policy encouraged the continued integration of telecommunications networks, cable TV networks and the Internet in 2010.  Accordingly, the regional TV broadcast stations increased the rate of system-wide upgrades in order to conform to the government mandate of provincial-wide uniform networks.  As a result, we achieved a significant increase in sales of cable TV network equipment.

GPS Products:

We entered into GPS related business in the fourth quarter of 2009 whereas there were no revenue from GPS operations in the first half of 2009.

Revenue from sales of GPS devices was $6.7 million for the first half of 2010 including GPS related service fees amounted to $2.1 million in revenues for the same period. GPS related services include installation service and subscription service for tracking and locating (positioning).

Cost of Sales

Cost of sales was driven primarily by procurement costs, given that our products sold are purchased from suppliers on a turnkey basis.  Total cost of sales was $37.7 million in the first six months of 2010, compared to $35.0 million during the same period in 2009, representing an increase of approximately $2.7 million or 7.7%.  The 7.7% increase in cost of sales was lower than the 20.9% increase in sales revenue.  The primary reason for the increase in gross profit margin was that the newly launched GPS business and Standard Definition IPTV set-top boxes had higher gross margins than both Cable TV network equipments and High-Definition IPTV set-top box products sold in the second quarter of 2009.

For the first half year of 2010, cost of sales related to cable TV equipment and GPS devices sold were $32.3 million and $5.3 million, respectively, and represented 85.7% and 14.1% of total cost of sales, respectively.

The cost of cable TV network equipments sold was $16.3 million in the first two quarters of 2010, compared to $12.4 million during the same period in 2009, representing an increase of approximately $3.8 million or 31%. The increase in cost was lower than the 36.6% increase in sales revenue.

The cost of IPTV set-top boxes sold was $16 million in the first half year of 2010, compared to $22.5 million during the same period in 2009, representing a decrease of approximately $6.5 million or 29%.  The decrease in cost was significantly lower than the 20% decrease observed in sales revenue, mainly driven by the recently introduced Standard Definition IPTV set-top boxes, which carry a higher gross margin.

Regarding the recently launched GPS business, the cost of products sold and service was $5.4 million. No GPS-related products or services were offered during the same period in 2009.

Gross Margin

Gross margin for the first half year of 2010 was 25% compared with a gross margin of 16% for the same period in 2009.

The overall gross margin in sales of products was 22% for the first two quarters of 2010 compared with 16% for the same period in 2009.

The increase in gross margin was driven mainly by sales of Standard Definition set-top boxes, which had a gross margin of 40% in the first two quarters of 2010.  We did not have sales of Standard Definition set-top boxes during the same period in 2009.  The gross margin of cable TV network equipment and High Definition IPTV set-top boxes were both 18% in the first two quarters of 2010, compared to 14% and 16% during the same period of 2009, respectively.

The gross margin of GPS devices was 21% for the first half year of 2010, slight lower than overall gross margin in sales of products.

The gross margin on the GPS related services for the first half year of 2010 was 96%. The high gross margin in GPS related service contributed to increase overall gross margin in the first half year.  We did not have GPS related products and services during the same period in 2009.

Selling Expense

Selling expense was $376,000 for the first half of 2010, representing an increase of $307,000 compared to $69,000 for the first half of 2009. During the first quarter of 2010, we spent $176,000 on promotional activities for our GPS business. Selling expenses this period consists mainly of shipping costs, after-sale service, and salary of sales staff.  Selling expense in the first half of 2009 contained only salary expenses.

As a percentage to total revenue, selling expenses accounted for 0.8% and 0.2% for the first half of 2010 and 2009, respectively.

Research and Development Expense

Research and development expense was $331,000 for the six months of 2010 compared to nil in the first half of 2009. Among research and development expenses incurred in the six months of 2010, $145,000 was related to module expenses for development of GPS devices; the remaining $186,000 is primarily attributed to amortization of GPS related technologies, as well as software, and salaries for R&D staff.  We did not have a separate research and development department until June of 2009.  As a result, no expense was allocated as research and development expense for the second quarter of 2009.

As a percentage to total revenue, research and development expense accounted for 0.7% and nil for the first quarter of 2010 and 2009, respectively.

General and Administrative Expense

General and administrative expense was $1,566,000 for the first half of 2010, representing an increase of $1,089,000 or 228%, compared to $477,000 for the same period in 2009.  General and administrative expense consists mainly of salary expense, consulting service fees, legal service fees, audit related service fees and other office expenses.  The increase in general and administrative expense was primarily due to increases in salary expense, consulting service fees, legal fees and other expenses for becoming a public reporting company.  We raised staff salary in October 2009, and on November 14, 2009, we entered into a 24-month Retention Agreement with our Chief Operating Officer for a total retention bonus of $285,000 that is amortized though the life of the agreement; as a result, the salary expense for the first half of 2010 amounted to $460,000, an increase of $350,000 compared to $110,000 during the same period in 2009.  The consulting fees increased to $455,000, an increase of $329,000 compared with $126,000 for the same period in 2009, mainly due to a Consulting Agreement signed with Finance Access, Inc. and other third parties.  On October 28, 2009, we entered into a Consulting Agreement with Finance Access, Inc. and other third parties for a 24 months consulting service at total consideration of $1.55 million; which will be amortized during the following 24 months and the amortization during the first half year was approximate $389,000.   The legal fees and other administrative expenses increased primarily as a result of the Company becoming a publicly reported entity.

As a percentage to total revenue, general and administrative expense accounted for 3.1% and 1.2% for the first half of 2010 and 2009, respectively.

Merger Cost

Merger cost incurred for the first quarter of 2009 was $567,000 and consisted of expenses incurred during the process of a reverse acquisition and private placement. There was no such merger activity and no merger cost incurred for the first two quarters of 2010.

Interest Income (Expense)

Interest income was $32,000 for the first half of 2010, compared with income expense of $73,000 for the same period of 2009.  We paid off all bank loans in the first half year of 2009; therefore, no interest expense was incurred in the second quarter of 2010.

Income Tax Provision

Income tax provision for the first six months of 2010 was $3,009,000, an increase of $1,522,000 or 102%, compared to $1,487,000 for the first six months of 2009.  The increase in income tax was primarily due to the increase in sales revenue and gross margin.

As a percentage of total revenue, income tax provision accounted for 6.0% and 3.6% for the first half of 2010 and 2009, respectively.

Net Income

Net income was nearly $7.2 million for the first half of 2010, an increase of $3.4 million or 89.5%, compared to $3.8 million for the first half of 2009.

Earnings per Share

Basic earnings per share were $0.62 for the first half of 2010, an increase of $0.14 compared to $0.48 for the same period in 2009.  The increase in earnings per share was a result of an increase in net income offset partly by an increase in basic weighted average shares outstanding, which were 11,650,442 shares and 7,954,507 shares, respectively, for the first half of 2010 and 2009. Of the aforementioned 7,641,573 weighted average shares outstanding, we included the equivalent outstanding shares from the outstanding shares of preferred stock. The shares of preferred stock had the same voting right and dividends right as the shares of common stock; therefore, these shares were deemed as the equivalent shares of common stock for computing earnings per share purpose.

Liquidity and Capital Resources

As of June 30, 2010 and December 31, 2009, we had cash and cash equivalents of $15.8 million and $13.6 million, respectively. Our working capital was approximately $52.4 million and $45.9 million as of June 30, 2010 and December 31, 2009, respectively.  The increase in cash and cash equivalents was mainly attributed to operating activities.

Our operations historically have been financed through the issuance and sale of equity securities, specifically through proceeds from private placements and public offering of our shares of common stock.  For the first half year of 2010, cash provided by operating activities contributed significantly to capital resources.  We did not have material capital investment commitments as of June 30, 2010.  Cash and cash equivalents are enough to meet our day-to-day operating requirements at the level of operating activities.  We may need external financing to supplement operating cash flows if we successfully rapidly expand our GPS related business.

For the six months ended June 30, 2010, net cash provided by operating activities was $3.6 million, representing an increase of $4.6 million as compared to the net cash used in operating activities of $1.0 million for the same period in 2009. Of the $4.6 million increase, net income contributed $3.4 million, non-cash items contributed $0.3 million and changes in operating assets and liabilities contributed $0.9 million.  Of the non-cash items, depreciation and amortization increased by $0.3 million.

Negative cash flow from changes in operating assets and liabilities decreased to approximately $3.9 million as compared to the negative cash flow of $4.8 million for the same period in 2009.  Of the $0.9 million increase, $8.4 million was attributed to the change in cash flow from collecting accounts receivable, offset by $2.8 million in cash outflow for advances to suppliers for the first half of 2010 compared to the same period in 2009 and $6.3 million in cash outflow from paying accounts payable for the first half of 2010 compared to the same period in 2009.

We have established and implemented corporate policies to manage our cash flows generated by our operating activities.  We have established strict credit policies to manage the credit we give to our customers, and we give different credit terms to different types of customers in different business lines.  For cable TV related product sales, we typically provide 30 to 90-day credit terms; for GPS device sales, the credit terms we provide are much shorter, some customers were requested to pay in full before delivery, and all GPS subscription service fee were received on prepayment basis.  The credit terms are subject to negotiation if requested by our customers, but any adjustment must be approved by designated management.  In general, we will advance 20% of total purchase order amount to our suppliers, and pay in full within 30 days on receipts of products purchased.

Net cash used in investing activities was $1.7 million for the six months ended June 30, 2010, which was mainly the advanced payment for purchasing office space.

There was no financing cash flow during the first half of 2010, while net cash provided by financing activities was $1.8 million during the same period in 2009.  We conducted five closings of a private placement transaction and received net proceeds of $3.5 million for the sale of 1,263,723 shares of Series A Convertible Preferred Stock.  Then we repaid $1.7 million in short term bank loans using the proceeds from the private placement.

Contractual Obligations

None.

Seasonality

Our business is not seasonal in nature.  The seasonal effect does not have material impact on our sales.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates.  If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

Substantially all of our operations are conducted in the PRC and our primary operational currency in Chinese Renminbi (“RMB”).  As a result, currently the effect of the fluctuations of RMB exchange rates only has minimum impact on our business operations, but will be increasingly material if we introduce our products widely into new international markets. Substantially all of our revenues and expenses are denominated in RMB. However, we use the United States dollar for financial reporting purposes. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

ITEM 4.  CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures, which are designed to ensure that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, as appropriate to allow timely decisions regarding required disclosure.

Based on an evaluation carried out as of the end of the period covered by this quarterly report, under the supervision and with the participation of our management, including our CEO and CFO, our CEO and CFO have concluded that, as of the end of such period, our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) were not effective as of June 30, 2010.

Our controls and procedures were primarily adversely affected by the lack of experience within the company in complying with the requirements of a publicly reporting entity.  With the exception of our CFO, our current internal accounting department responsible for financial reporting of the Company, on a consolidated basis, is relatively new to U.S. GAAP and the related internal control procedures required of U.S. public companies. Although our accounting staff is professional and experienced in accounting requirements and procedures generally accepted in the PRC, management has determined that they require additional training and assistance in US GAAP matters.  Management has determined that our internal audit function is also significantly deficient due to insufficient qualified resources to perform internal audit functions.  We have engaged a third-party internal controls consultant to assist the Company to address issues of timeliness and completeness in financial reporting when we are preparing SEC filings. We are currently in the process of validating the recommendations made by the internal controls consultant, and we envision that our internal controls and procedures will be effective by the end of 2010.

Changes in Internal Control Over Financial Reporting

Based on the evaluation of our management as required by paragraph (d) of Rule 13a-15 or 15d-15 of the Exchange Act, there were no changes in our internal control over financial reporting during the fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II.  OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

We are not currently a party to any material legal proceedings.

ITEM 1A.  RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described in our Annual Report on Form 10-K/A as filed with the SEC on May 18, 2010 and all of the information contained in our public filings before deciding whether to purchase our common stock. There have been the following material changes to the “Risk Factors” as set forth in our Annual Report on Form 10-K/A as filed with the SEC on May 18, 2010:

We intend to grant shares of or stock options to purchase shares of our common stock to various of our officers, directors and employees pursuant to our 2010 Omnibus Incentive Plan for which we will incur significant non-cash charges which will negatively affect our results of operations and which may cause the market price of our common stock to drop significantly, even if our business is doing well.

At our annual meeting of stockholders to be held on August 23, 2010, it is expected that our stockholders will approve the ZST Digital Networks, Inc. 2010 Omnibus Incentive Plan covering five hundred thousand (500,000) shares of our common stock.  We may issue various types of awards under the plan, including, but not limited to, stock options and restricted shares of common stock. Grants or other stock awards pursuant to the plan will cause us to incur significant non-cash equity-based compensation charges. This non-cash charge will be amortized over the vesting period of the awards. These non-cash charges will negatively impact our results of operations, specifically our net income and net income per share.  Additionally, any future awards made pursuant to the plan could have a significant adverse effect on the trading price of our common stock, especially if a significant volume of the stock issued is sold into the public market. Further, the issuance of any stock awards pursuant to the plan will have a dilutive impact on other stockholders by decreasing their ownership percentage of our outstanding common stock. An adverse impact on the trading price of our common stock may negatively affect our ability to use to our securities to raise capital or to acquire other companies using our securities.

ITEM 2.  UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

In October 2009, we completed our public offering of common stock in which we sold 3,125,000 shares of common stock at an issue price of $8.00 per share.  The SEC declared the registration statement for the public offering, File No. 333-160343, effective on October 20, 2009. We raised a total of approximately $25 million in gross proceeds from our public offering, or approximately $22 million in net proceeds after deducting underwriting discounts and commissions of approximately, other offering costs, and related expenses of approximately $3 million.  As of August 9, 2010, we have used approximately $14 million of such proceeds for working capital purposes to finance our existing operations.

ITEM 3.  DEFAULT UPON SENIOR SECURITIES

None.

ITEM 4.  (REMOVED AND RESERVED)

ITEM 5.  OTHER INFORMATION

None.

ITEM 6.  EXHIBITS

Exhibit Number	Description of Document

31.1	Certification of Chief Executive Officer Pursuant to Item 601(b)(31) of Regulation S-K, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer Pursuant to Item 601(b)(31) of Regulation S-K, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

*
This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

ZST DIGITAL NETWORKS, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZST DIGITAL NETWORKS, INC.

Date: August 10, 2010	By:	/s/ Zhong Bo
Zhong Bo
Chief Executive Officer and Chairman of the Board

Date: August 10, 2010	By:	/s/ John Chen
John Chen Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K/A
Amendment No. 3

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2009

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______________ to ______________

Commission File Number: 000-52934

ZST DIGITAL NETWORKS, INC.
(Exact name of small business issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-8057756 (I.R.S. Employer Identification No.)

206 Tongbo Street, Boyaxicheng Second Floor Zhengzhou City, Henan Province People’s Republic of China 450007 (Address of principal executive offices)

(86) 371-6771-6850
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value	NASDAQ Global Market

Securities registered pursuant to Section 12(g) of the Act:  None.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes  ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☐ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).  Yes ☐ No ☒

There were an aggregate of 11,650,442 shares outstanding of registrant’s common stock, par value $0.0001 per share, as of March 29, 2010. The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant as of March 29, 2010 was approximately $61.96 million based on the closing price of the registrant’s common stock on the NASDAQ Global Market of $9.32 per share. The registrant’s common stock commenced trading on the NASDAQ Global Market on October 20, 2009 under the ticker symbol “ZSTN.” There was no public market for the registrant’s securities prior to listing on the NASDAQ Global Market.

Documents Incorporated by Reference:  None.

EXPLANATORY NOTE

This Amendment No. 3 (this “Amendment”) on Form 10-K/A, which amends and restates items identified below with respect to the Form 10-K filed by ZST Digital Networks, Inc. (“we” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 31, 2010, as amended by the Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2010 and the Amendment No. 2 on Form 10-K/A filed with the SEC on May 18, 2010 (the “Original Filing”), is being filed to reflect revisions to Item 9A (Controls and Procedures).  This Amendment contains only the sections to the Original Filing which are being amended, and those unaffected parts or exhibits are not included herein.

As a result of this Amendment, the certifications pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, filed as exhibits to our Original Filing have been revised, re-executed and re-filed as of the date of this Amendment. Except for the foregoing amended and restated information, this Amendment continues to describe conditions as of the date of the Original Filing, and the disclosures contained herein have not been updated to reflect events, results or developments that have occurred after the Original Filing, or to modify or update those disclosures affected by subsequent events unless otherwise indicated in this report. Among other things, forward-looking statements made in the Original Filing have not been revised to reflect events, results or developments that have occurred or facts that have become known to us after the date of the Original Filing, and such forward-looking statements should be read in their historical context. This Amendment should be read in conjunction with the Company’s filings made with the SEC subsequent to the Original Filing, including any amendments to those filings.

ITEM 9A. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers, as appropriate to allow timely decisions regarding required disclosure.

As of the end of the period covered by this Annual Report on Form 10-K/A, we conducted an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act). Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are ineffective in that we could not assure that that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and which also are ineffective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Factors which led our management to conclude that our disclosure controls and procedures were not effective include, but are not limited to, the late filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. Our controls and procedures were primarily adversely affected by the lack of experience within the company in complying with the requirements of a publicly reporting entity, specifically, having insufficient personnel resources with sufficient technical accounting expertise within our accounting function. We are seeking to engage experienced professionals to further augment our financial staff to address issues of timeliness and completeness in financial reporting when we are preparing SEC filings.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting, as defined in Exchange Act Rule 13a-15(f), is a process designed by, or under the supervision of, our principal executive and principal financial officers and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

•
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use of disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2009. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on this assessment, management believes that as of December 31, 2009, our internal control over financial reporting is not effective due to the significant deficiencies described below.

A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company's financial reporting.  Our management has identified the following significant deficiencies in our internal control over financial reporting:

•
We have an inadequate number of accounting personnel and, with the exception of our CFO, our staff within our finance department and accounting group in the PRC do not have adequate expertise in generally accepted accounting principals and the securities laws of the United States to ensure proper application thereof.  Although our accounting staff is professional and experienced in accounting requirements and procedures generally accepted in the PRC, management has determined that they require additional training and assistance in US GAAP matters; and

•	Our internal audit function is deficient due to insufficient qualified resources to perform internal audit functions.

We believe the following actions we plan to take will be sufficient to remediate the significant deficiencies described above:

•	We will seek to engage a third-party internal controls consultant to assist the Company to address issues of timeliness and completeness in financial reporting when we are preparing SEC filings;

•	We will implement an initiative to ensure the importance of internal controls and compliance with established policies and procedures are fully understood throughout our company;

•	We will provide training to our employees to ensure these procedures are properly performed; and

•
We will evaluate hiring additional personnel involved in the preparation of the financial statements and disclosures with the requisite expertise in generally accepted accounting principals to ensure the proper application thereof.

Management believes the actions described above will remediate the significant deficiencies we have identified and strengthen our internal control over financial reporting. While these remedial actions have previously been identified, the necessary operational and personnel weaknesses were not alleviated in fiscal 2009.  Our management intends to substantially complete these identified remedial actions during fiscal 2010.

If the result of our remediation of the identified significant deficiencies is not successful, or if additional significant deficiencies are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to restate our financial statements, implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation. As we implement remediation measures, we may supplement or modify them as described above.

Attestation Report of the Registered Public Accounting Firm

This Annual Report on Form 10-K/A does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this Annual Report on Form 10-K/A.

Changes in Internal Control Over Financial Reporting

Based on the evaluation of our management as required by paragraph (d) of Rule 13a-15 or 15d-15 of the Exchange Act, we believe that there were no changes in our internal control over financial reporting that occurred during our last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

SIGNATURES

Pursuant to the requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZST DIGITAL NETWORKS, INC. (Registrant)

August 19, 2010	By:	/s/ Zhong Bo
Zhong Bo
Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Zhong Bo	Chief Executive Officer and Chairman of the Board	August 19, 2010
Zhong Bo	(Principal Executive Officer)

/s/ John Chen	Chief Financial Officer	August 19, 2010
John Chen	(Principal Financial and Accounting Officer)

/s/ Zhong Lin	Chief Operating Officer and Director	August 19, 2010
Zhong Lin

/s/ Xue Na		August 19, 2010
Xue Na	Director and Corporate Secretary

/s/ Yang Ai Mei		August 19, 2010
Yang Ai Mei	Director

/s/ Tian Li Zhi		August 19, 2010
Tian Li Zhi	Director

/s/ Sheng Yong		August 19, 2010
Sheng Yong	Director

/s/ Liu Hui Fang		August 19, 2010
Liu Hui Fang	Director

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q/A
Amendment No.1

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 31, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

Commission File No. 000-52934

ZST DIGITAL NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-8057756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Building 28, Huzhu Road
Zhongyuan District, Zhengzhou, People’s Republic of China
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

(86) 371-6771-6850
(COMPANY’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒       No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).Yes  ☐ No   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares outstanding of the registrant’s common stock, par value $0.0001 per share, was 11,650,442 as of May 14, 2010.

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EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) on Form 10-Q/A, which amends and restates items identified below with respect to the Form 10-Q filed by ZST Digital Networks, Inc. (“we” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on May 14, 2010 (the “Original Filing”), is being filed to reflect revisions to Item 4 (Controls and Procedures).  This Amendment contains only the sections to the Original Filing which are being amended, and those unaffected parts or exhibits are not included herein.

As a result of this Amendment, the certifications pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, filed as exhibits to our Original Filing have been revised, re-executed and re-filed as of the date of this Amendment. Except for the foregoing amended and restated information, this Amendment continues to describe conditions as of the date of the Original Filing, and the disclosures contained herein have not been updated to reflect events, results or developments that have occurred after the Original Filing, or to modify or update those disclosures affected by subsequent events unless otherwise indicated in this report. Among other things, forward-looking statements made in the Original Filing have not been revised to reflect events, results or developments that have occurred or facts that have become known to us after the date of the Original Filing, and such forward-looking statements should be read in their historical context. This Amendment should be read in conjunction with the Company’s filings made with the SEC subsequent to the Original Filing, including any amendments to those filings.

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ITEM 4.  CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures, which are designed to ensure that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, as appropriate to allow timely decisions regarding required disclosure.

Based on an evaluation carried out as of the end of the period covered by this quarterly report, under the supervision and with the participation of our management, including our CEO and CFO, our CEO and CFO have concluded that, as of the end of such period, our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) were not effective as of March 31, 2010.

A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company's financial reporting.  Our management has identified the following significant deficiencies in our internal control over financial reporting:

•
We have an inadequate number of accounting personnel and, with the exception of our CFO, our staff within our finance department and accounting group in the PRC do not have adequate expertise in generally accepted accounting principals and the securities laws of the United States to ensure proper application thereof.  Although our accounting staff is professional and experienced in accounting requirements and procedures generally accepted in the PRC, management has determined that they require additional training and assistance in US GAAP matters; and

•	Our internal audit function is deficient due to insufficient qualified resources to perform internal audit functions.

We believe the following actions we plan to take will be sufficient to remediate the significant deficiencies described above:

•	We have engaged a third-party internal controls consultant to assist the Company to address issues of timeliness and completeness in financial reporting when we are preparing SEC filings;

•	We will implement an initiative to ensure the importance of internal controls and compliance with established policies and procedures are fully understood throughout our company;

•	We will provide training to our employees to ensure these procedures are properly performed; and

•
We will evaluate hiring additional personnel involved in the preparation of the financial statements and disclosures with the requisite expertise in generally accepted accounting principals to ensure the proper application thereof.

Management believes the actions described above will remediate the significant deficiencies we have identified and strengthen our internal control over financial reporting. While these remedial actions have previously been identified, the necessary operational and personnel weaknesses were not alleviated in fiscal 2009.  Our management intends to substantially complete these identified remedial actions during fiscal 2010.

If the result of our remediation of the identified significant deficiencies is not successful, or if additional significant deficiencies are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to restate our financial statements, implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation. As we implement remediation measures, we may supplement or modify them as described above.

Changes in Internal Control Over Financial Reporting

Based on the evaluation of our management as required by paragraph (d) of Rule 13a-15 or 15d-15 of the Exchange Act, there were no changes in our internal control over financial reporting during the fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

3

ZST DIGITAL NETWORKS, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZST DIGITAL NETWORKS, INC.

Date: August 19, 2010	By:	/s/ Zhong Bo
Zhong Bo
Chief Executive Officer and Chairman of the Board

Date: August 19, 2010	By:	/s/ John Chen
John Chen Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 23, 2010

ZST Digital Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52934	20-8057756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

206 Tongbo Street, Boyaxicheng Second Floor Zhengzhou City, Henan Province People’s Republic of China 450007
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 371-6771-6850

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Departure of Director

Sheng Yong did not stand for re-election to the Board of Directors of ZST Digital Networks, Inc. (the “Company”) at the Company’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”) held on August 23, 2010.  At the Annual Meeting, director-nominee Zhang Jian’sheng was elected by the Company’s stockholders to serve as the sixth member of the Company’s Board of Direcors.  The information under Item 5.07, below, is incorporated herein by reference.

(e)	Approval of 2010 Omnibus Incentive Plan

On August 23, 2010, at the Annual Meeting of the Company, the stockholders approved the Company’s 2010 Omnibus Incentive Plan (the “Plan”).  The Plan became effective on August 23, 2010 and will be administered by the Compensation Committee of the Company's Board of Directors, with participation and approval of the Board of Directors.  Awards under the Plan may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares of common stock, restricted stock units, performance share or unit awards, other stock-based awards and cash-based incentive awards.  An aggregate of 500,000 shares of the Company's common stock is reserved initially for issuance and available for awards under the Plan.

A copy of the Plan is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety.  The description of the Plan contained herein is qualified in its entirety by reference to the full text of the Plan. In addition, a more detailed description of the material features of the Plan is contained in Proposal No. 3 of the Proxy Statement filed with the U.S. Securities and Exchange Commission on July 23, 2010 (the “Proxy Statement”) and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting on August 23, 2010. For more information about the proposals set forth below, please see the Company’s Proxy Statement, the relevant portions of which are incorporated herein by reference.

At the Annual Meeting, stockholders representing 8,297,500 shares, or 71.22%, of the 11,650,442 shares of common stock outstanding on the record date of July 7, 2010 were present in person or by proxy, constituting a quorum for the purposes of the Annual Meeting. The matters voted upon at the Annual Meeting and the voting results were as follows:

Proposal No. 1 – Election of Directors:  The Company’s stockholders elected, by a plurality of the votes of the shares in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, each of the six nominees to the Board of Directors, to serve until the Company’s 2011 annual meeting of stockholders or until their respective successors have been elected, as follows:

Director Nominee	Votes For	Votes Withheld	Broker Non-Votes
Zhong Bo	6,220,282	16,871	2,060,347
Zhong Lin	6,220,282	16,871	2,060,347
Yang Ai Mei	6,211,182	25,971	2,060,347
Tian Li Zhi	6,220,282	16,871	2,060,347
Liu Hui Fang	6,220,282	16,871	2,060,347
Zhang Jian’sheng	6,220,282	16,871	2,060,347

Votes withheld and broker non-votes were not counted as votes cast and had no effect on the result of the vote.

Proposal No. 2 – Ratification of Appointment of Independent Auditor:  Ratification of the appointment of BDO China Li Xin Da Hua CPA Co., Ltd. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 required an affirmative vote of a majority of all votes cast at the Annual Meeting.  Broker non-votes are not counted as votes cast and had no effect on the result of the vote.  The proposal was approved by a vote of stockholders as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
8,163,353	92,957	41,190	0

Proposal No. 3 - Approval of the 2010 Omnibus Incentive Plan:  Approval of the Plan required the affirmative vote of a majority of all votes cast at the Annual Meeting.  Broker non-votes are not counted as votes cast and had no effect on the result of the vote.    The Plan was approved by a vote of stockholders as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
5,432,443	767,166	37,544	2,060,347

2

Item 8.01	Other Events.

The Company has established a share repurchase program for shares of its common stock in an amount not to exceed $1 million.  Share repurchases may be made on the open market or through block trades in accordance with applicable laws.  Attached hereto as Exhibit 99.1, and incorporated herein by reference, is the Company’s press release announcing the share repurchase program.

Item 9.01.	Exhibits.

(d)           Exhibits

Exhibit Number	Description

10.1	ZST Digital Networks, Inc. 2010 Omnibus Incentive Plan
99.1	Press Release dated August 24, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZST Digital Networks, Inc.

Dated: August 25, 2010	By:	/s/ John Chen
	Name:	John Chen
	Title:	Chief Financial Officer

4

EXHIBIT INDEX

Exhibit Number	Description

10.1	ZST Digital Networks, Inc. 2010 Omnibus Incentive Plan
99.1	Press Release dated August 24, 2010

5